EXHIBIT 10.3(j)

EXECUTION COPY

SIXTH AMENDED AND RESTATED
CREDIT AGREEMENT,

dated as of October 31, 2005,

among

KERZNER INTERNATIONAL LIMITED,
KERZNER INTERNATIONAL NORTH AMERICA, INC.
and
KERZNER INTERNATIONAL BAHAMAS LIMITED,
as the Borrowers and the Guarantors,

VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent,

DEUTSCHE BANK SECURITIES INC.
as the Syndication Agent,

and
JPMORGAN CHASE BANK, N.A.,
BEAR STEARNS CORPORATE LENDING INC.,
GOLDMAN SACHS CREDIT PARTNERS L.P.
MERRILL LYNCH CAPITAL CORPORATION,
as the Co-Documentation Agents.

J.P. MORGAN SECURITIES INC.
and
DEUTSCHE BANK SECURITIES INC.
as the Co-Lead Arrangers and
the Joint Book Runners

SIXTH AMENDED AND RESTATED
CREDIT AGREEMENT

THIS SIXTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 31, 2005, is among KERZNER INTERNATIONAL LIMITED, a corporation organized under the laws of the Commonwealth of The Bahamas (“KIL”), KERZNER INTERNATIONAL NORTH AMERICA, INC., a corporation organized under the laws of the State of Delaware (“KINA”), KERZNER INTERNATIONAL BAHAMAS LIMITED, a corporation organized under the laws of the Commonwealth of The Bahamas (“KIBL”; KIL, KINA and KIBL are each individually referred to as a “Borrower” and collectively referred to as the “Borrowers”), the financial institutions as are or may become parties hereto (collectively referred to as the “Lenders”), JPMORGAN CHASE BANK, N.A., acting through one or more of its agencies, branches or affiliates (“JPMCB”), as the administrative agent (in such capacity, the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC. (“DBSI”), as syndication agent (in such capacity, the “Syndication Agent”), JPMCB, BEAR STEARNS CORPORATE LENDING INC., GOLDMAN SACHS CREDIT PARTNERS L.P., and MERRILL LYNCH CAPITAL CORPORATION, as co-documentation agents (collectively in such capacities, the “Co-Documentation Agents”), and J.P. MORGAN SECURITIES INC. and DBSI as the co-lead arrangers and joint bookrunners (the “Co-Lead Arrangers”).

W I T N E S S E T H:

WHEREAS, the Borrowers are engaged directly and through their various Subsidiaries in the business of, among other things, owning and operating hotel and casino properties and other activities in the resort and gaming industry;

WHEREAS, pursuant to a Fifth Amended and Restated Revolving Credit Agreement, dated as of July 7, 2004, as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among KIBL, KIL, and KINA, the financial institutions parties thereto, as lenders (collectively, the “Existing Lenders”), and the agents party thereto, the Existing Lenders made commitments to make extensions of credit to KIBL, KIL, and KINA;

WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the terms of this Agreement, and the Lenders (including certain Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that the commitments which certain Existing Lenders have agreed to extend to the Borrowers under the Existing Credit Agreement shall be extended or advanced to the Borrowers upon the amended and restated terms and conditions contained in this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses and indemnification provisions accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement); provided that the letters of credit set forth on Schedule III (the “Existing Letters of Credit”) shall continue as Letters of Credit hereunder;

WHEREAS, in connection with amending and restating the Existing Credit Agreement, the Borrowers desire to obtain, on the terms and conditions set forth below, Commitments pursuant to which:

(a)           Loans will be made to the Borrowers from time to time prior to the Commitment Termination Date in a maximum aggregate principal amount, together with all Letter of Credit Outstandings at any one time outstanding, not to exceed the then existing Commitment Amount; and

(b)           Letters of Credit will be issued for the account of a Borrower or a Guarantor (and the Lenders will participate in such Letters of Credit) from time to time prior to the Commitment Termination Date in a maximum aggregate Stated Amount at any one time outstanding not to exceed the then existing Letter of Credit Commitment Amount (provided that the aggregate outstanding principal amount of Loans and Letter of Credit Outstandings at any time shall not exceed the then existing Commitment Amount);

WHEREAS, subject to the terms of this Agreement and the other Loan Documents, certain Existing Lenders have agreed to continue their Commitments under this Agreement and, in addition to certain Existing Lenders, other financial institutions will, on the Effective Date, become parties to this Agreement and have agreed to have all of the rights, and be subject to the obligations (including their respective Commitments as in effect from time to time), of a Lender;

WHEREAS, the Lenders and the Issuer are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to amend and restate the Existing Credit Agreement in its entirety pursuant to the terms of this Agreement, and on and subsequent to the Effective Date, the Lenders and the Issuer are willing to extend such Commitments and make such Loans to the Borrowers and issue (or participate in) such Letters of Credit for the account of the Borrowers and the Guarantors; and

WHEREAS, pursuant to the terms of this Agreement, the proceeds of Loans and Letters of Credit will be used for the general corporate purposes of the Borrowers and the Guarantors, including working capital, Capital Expenditures, acquisitions and Investments (including financing a portion of the construction costs of the Atlantis Phase III expansion);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1.  Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“2.375% Convertible Senior Subordinated Notes” means the 2.375% Convertible Senior Subordinated Notes due 2024 executed and delivered by KIL evidencing the Subordinated Debt issued pursuant to the 2.375% Senior Subordinated Notes Indenture, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.13.

“2.375% Senior Subordinated Notes Indenture” means the Indenture, dated as of April 5, 2004, between KIL (as issuer) and The Bank of New York Trust Company, N.A., as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.13.

“6¾% Senior Subordinated Notes” means the 6¾% Senior Subordinated Notes due 2015 executed and delivered by KIL evidencing the Subordinated Debt issued pursuant to the 6¾% Senior Subordinated Notes Indenture, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.13.

“6¾% Senior Subordinated Notes Indenture” means the Indenture, dated as of September 22, 2005, between KIL (as issuer) and The Bank of New York Trust Company, N.A., as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.13.

“8 7/8% Senior Subordinated Notes” means the 8 7/8% Senior Subordinated Notes due 2011 executed and delivered by KIL and KINA evidencing the Subordinated Debt issued pursuant to the 8 7/8% Senior Subordinated Notes Indenture, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.13.

“8 7/8% Senior Subordinated Notes Indenture” means the Indenture, dated as of August 9, 2001, among KIL and KINA (as issuers), certain Restricted Subsidiaries of KIL from time to time parties thereto (as guarantors) and The Bank of New York, as trustee, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.13.

“Additional Increasing Lender” is defined in Section 2.2.3.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affected Lender” is defined in Section 4.11.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a)           to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b)           to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affirmation and Consent” means the Affirmation and Consent, dated as of the Effective Date, among each Subsidiary Guarantor and the Administrative Agent substantially in the form of Exhibit G hereto.

“Agents” means, collectively, the Administrative Agent, the Co-Documentation Agents, the Syndication Agent and the Co-Lead Arrangers.

“Agreement” means, on any date, this Sixth Amended and Restated Revolving Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

“Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of

(a)           the rate of interest most recently established by the Administrative Agent at its Domestic Office as its base rate for Dollar loans; and

(b)           the Federal Funds Rate most recently determined by the Administrative Agent, plus ½ of 1%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.  Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.  The Administrative Agent will give notice promptly to KIL and the Lenders of changes in the Alternate Base Rate.

“Applicable Commitment Fee” means the per annum percentage set forth below opposite the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered pursuant to this Agreement:

Total Leverage Ratio	Applicable Commitment Fee

Greater than 6.0:1	.600%

Greater than 5.0:1 but less than or equal to 6.0:1	.500%

Greater than 4.0:1 but less than or equal to 5.0:1	.375%

Less than or equal to 4.0:1	.250%

The Applicable Commitment Fee shall be effective as of the fifteenth day of each March, June, September and December (or, if such day is not a Business Day, on the next succeeding Business Day), based on the Total Leverage Ratio as of the last day of the preceding Fiscal Quarter.  If KIL shall fail to deliver a Compliance Certificate within 60 days after the end of the first three Fiscal Quarters of any Fiscal Year or a certificate showing the calculation of the Total Leverage Ratio within 60 days after each Fiscal Year end, all as required pursuant to clause (c) of Section 7.1.1, the Applicable Commitment Fee from and including the 61st day after the end of such Fiscal Quarter or Fiscal Year to but not including the date KIL delivers to the Administrative Agent a Compliance Certificate shall conclusively equal ..600% per annum.  Notwithstanding the foregoing, from the Effective Date until adjusted pursuant to the Compliance Certificate delivered for the Fiscal Quarter ending September 30, 2005, the Applicable Commitment Fee shall be .250% per annum.  If the calculation of the Total Leverage Ratio set forth in the Compliance Certificate for any Fiscal Year end shall differ from the calculation of the Total Leverage Ratio that was included in the certificate delivered pursuant to clause (c) of Section 7.1.1 for such Fiscal Year end, to the extent necessary, the Applicable Commitment Fee shall be adjusted as of the date of such Compliance Certificate and a retroactive adjustment shall be made for the commitment fees accrued and paid prior to such date.

“Applicable Margin” means, on any date, (i) with respect to any Base Rate Loan, the per annum percentage set forth below under the column entitled “Applicable Base Rate Margin” and (ii) with respect to any LIBO Rate Loan, the per annum percentage set forth below under the column entitled “Applicable LIBO Rate Margin”, in each case opposite the applicable Total Leverage Ratio below corresponding to the Total Leverage Ratio indicated in the Compliance Certificate most recently delivered pursuant to this Agreement.

Total Leverage Ratio	Applicable Base Rate Margin	Applicable LIBO Rate Margin

Greater than 6.0:1	1.00%	2.000%

Greater than 5.5:1 but less than or equal to 6.0:1	0.875%	1.875%

Greater than 5.0:1 but less than or equal to 5.5:1	0.750%	1.750%

Greater than 4.5:1 but less than or equal to 5.0:1	0.625%	1.625%

Greater than 4.0:1 but less than or equal to 4.5:1	0.500%	1.500%

Greater than 3.5:1 but less than or equal to 4.0:1	0.250%	1.250%

Greater than 3.0:1 but less than or equal to 3.5:1	0.000%	1.000%

Greater than 2.5:1 but less than or equal to 3.0:1	0.000%	0.875%

Less than 2.5:1	0.000%	0.750%

The Applicable Margin shall be effective as of the fifteenth day of each March, June, September and December (or, if such day is not a Business Day, on the next succeeding Business Day), based on the Total Leverage Ratio as of the last day of the preceding Fiscal Quarter.  If KIL shall fail to deliver a Compliance Certificate within 60 days after the end of the first three Fiscal Quarters of any Fiscal Year or a certificate showing the calculation of the Total Leverage

Ratio within 60 days after each Fiscal Year end, all as required pursuant to clause (c) of Section 7.1.1, the Applicable Margin from and including the 61st day after the end of such Fiscal Quarter to but not including the date KIL delivers to the Administrative Agent a Compliance Certificate shall conclusively equal 1.00% per annum for Base Rate Loans or 2.00% per annum for LIBO Rate Loans.  Notwithstanding the foregoing, from the Effective Date until adjusted pursuant to the Compliance Certificate delivered for the Fiscal Quarter ending September 30, 2005, the Applicable Margin shall be 0.000% per annum for Base Rate Loans and 0.750% per annum for LIBO Rate Loans.  If the calculation of the Total Leverage Ratio set forth in the Compliance Certificate for any Fiscal Year end shall differ from the calculation of the Total Leverage Ratio that was included in the certificate delivered pursuant to clause (c) of Section 7.1.1 for such Fiscal Year end, to the extent necessary, the Applicable Margin shall be adjusted as of the date of such Compliance Certificate and a retroactive adjustment shall be made for the interest accrued and paid prior to such date.

“Approved Fund” means any fund with net assets of at least $100,000,000 that invests (in whole or in part) in commercial loans, or any other fund that invests (in whole or in part) in commercial loans and is managed by a Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Asset Sale Offer Amount” has the meaning set forth in the Existing Indentures as in effect on the Effective Date.

“Assignee Lender” is defined in Section 10.11.1.

“Atlantis, Paradise Island” means the approximately 2,300-room resort and casino located on Paradise Island, The Bahamas, including the Atlantis Phase III expansion when completed.

“Atlantis Phase III” means the expansion of Atlantis, Paradise Island comprised of an approximately 600-room, all-suite hotel being built on Paradise Island, The Bahamas.

“Authorized Officer” means, relative to any Borrower, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1 and relative to any other Obligor, those Persons who shall have been authorized to act on behalf of such Obligor by such Obligor’s board of directors (or equivalent constituent body) and whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

“Bahamas Property” means all the real property, improvements, fixtures and personal property now or hereafter owned by KIL or any of its Restricted Subsidiaries located on Paradise Island, The Bahamas.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrower Effective Date Certificate” means the certificate executed and delivered by the Borrowers pursuant to Section 5.1.7, substantially in the form of Exhibit E hereto.

“Borrower Security Agreement” means the Second Amended and Restated Security Agreement, dated as of July 7, 2004, executed and delivered by the Borrowers pursuant to the terms of the Existing Credit Agreement, a conformed copy of which is attached as Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

“Borrowing Request” means a loan request and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit B-1 hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with any LIBO Rate loan, any day that (a) is a Business Day described in clause (i), and (b) is a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum of the aggregate amount of all expenditures (including under leasing and similar arrangements) of any Person for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, but not including capital expenditures to restore any existing or hereafter acquired assets to the extent funded from insurance, condemnation or eminent domain proceeds delivered to KIL or its Restricted Subsidiaries.

“Capitalized Lease Liabilities” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a material penalty.

“Cash Collateralize” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent.

“Cash Equivalent Investment” means, at any time:

(a)           any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government;

(b)           commercial paper, maturing not more than nine months from the date of issue, which is issued by:

(i)            a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc.; or

(ii)           any Lender (or its holding company);

(c)           demand or time deposits maintained with, or any certificate of deposit or bankers’ acceptance maturing not more than one year after such time which is issued by, either:

(i)            a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; or

(ii)           any Lender; or

(d)           any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which:

(i)            is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

(ii)           has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder; or

(e)           Money market funds:

(i)            at least 95% of the assets of which constitute cash equivalents of the kind described in clauses (a) through (d); or

(ii)           that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by Standard & Poor’s Corporation and Aaa by Moody’s Investors Service, Inc., and (z) have portfolio assets of at least $5,000,000,000.

“Casino Licenses” means, collectively, all licenses that are required to be granted by any applicable federal, state, local, tribal or other regulatory body, gaming board or other agency that has jurisdiction over (i) any casino now or hereafter located on Paradise Island, The Bahamas, and (ii) any other casinos otherwise owned or operated by the Borrowers or any of their respective Significant Subsidiaries or Quasi-Restricted Subsidiaries that are singly or in the aggregate of equal or greater importance to the ongoing operations of the Borrowers and their respective Significant Subsidiaries or Quasi-Restricted Subsidiaries as those casinos specified in clause (i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means:

(a)           any “person” or “group” (as such terms are used in Rule 13d-5 under the Exchange Act, and Sections 13(d) and 14(d) of the Exchange Act) of persons (other than the WLG Group) becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation, or other business combination or otherwise, the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act) of more than 40% of the outstanding shares of all classes of voting stock of KIL (on a fully diluted basis); or

(b)           during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of KIL (together with any new directors whose election to such Board or whose nomination for election by the stockholders of KIL was approved by the WLG Group or a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of KIL then in office; or

(c)           the failure of KIL to directly own, free and clear of all Liens (other than Liens in favor of the Secured Parties) 100% of the issued and outstanding shares of capital stock of KIBL, on a fully-diluted basis.

(d)           the occurrence of any “Change of Control” (or similar term) under (and as defined in) any Subordinated Note Indenture.

“Co-Lead Arrangers” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means each Pledge Agreement, each Security Agreement, each Mortgage, each Debenture and each other agreement delivered by an Obligor which grants to any Secured Party a security interest in or Lien on any property (real or personal) of such Obligor.

“Commitment” means, as the context may require, a Lender’s Loan Commitment or the Issuer’s (or a Lender’s) Letter of Credit Commitment or the Swingline Lender’s Swingline Commitment.

“Commitment Amount” means, prior to the Effective Date, $500,000,000, and from and after the Effective Date, $650,000,000, as such amount may be reduced from time to time pursuant to Sections 2.2.1, 2.2.2 or 4.11 or increased from time to time pursuant to Section 2.2.3, minus (except for purpose of calculating fees under Section 3.3.1) the aggregate principal amount of Indebtedness of the Borrowers owing to the Swingline Lender resulting from outstanding Swingline Loans.

“Commitment Termination Date” means the earliest to occur of:

(a)           the Stated Maturity Date;

(b)           the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2.1; and

(c)           the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Commitments shall terminate automatically and without further action.

“Commitment Termination Event” means the earliest to occur of:

(a)           the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9; or

(b)           the occurrence and continuance of any other Event of Default and either:

(i)            the declaration of the Loans to be due and payable pursuant to Section 8.3; or

(ii)           in the absence of such declaration, the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to KIL that the Commitments have been terminated.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of KIL, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, together with such changes thereto as agreed to between the Administrative Agent and KIL for the purpose of monitoring KIL’s compliance with the financial covenants contained in Section 7.2.4.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Net Income, (ii) Interest Expense (including amortization of financing fees and tender fees and premiums), (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items reducing Net Income to the extent the Borrowers at the time of the incurrence of such non-cash item does not reasonably expect such non-cash item to occur again within 24 months of the date of the incurrence of such non-cash item (including for the avoidance of doubt, the impairment charge incurred with respect to the Reethi Rah resort in June, 2005), (vii) pre-opening and re-opening expenses and other non-recurring expenses incurred in connection with any such pre-opening or re-opening to the extent that such expenses are incurred within 180 days after the last day of the Fiscal Quarter in which such pre-opening or re-opening occurred, (viii) non-cash expenses attributable to equity or equity-related incentive grants to directors and employees of KIL or its

Subsidiaries as required under GAAP, (ix) up to $5,000,000 in the aggregate of severance payments incurred during the period from the Effective Date until the Stated Maturity, and (x) costs incurred and premiums paid in connection with the tender offer for the 8 7/8% Senior Subordinated Notes, less amounts included in clause (vi) above increasing Net Income, all of the foregoing as determined on a consolidated basis for KIL and its Restricted Subsidiaries in conformity with GAAP; provided, however, that the Net Income generated by the KIBL Group that will be included in clause (i) will be calculated as follows:

(a)           for the first Fiscal Quarter following the official opening or re-opening of any KIBL Group operations shall equal the sum of (x) 50% of actual Net Income attributable to the KIBL Group for such Fiscal Quarter plus (y) an amount equal to the remaining 50% of such Net Income attributable the KIBL Group divided by the Historical Percentage that corresponds to such first Fiscal Quarter, the result of which is then multiplied by 75%;

(b)           for the first and second Fiscal Quarters following the official opening or re-opening of any KIBL Group operations shall equal the sum of (x) 50% of actual Net Income attributable to the KIBL Group for such Fiscal Quarters plus (y) an amount equal to the remaining 50% of such Net Income attributable to the KIBL Group for such Fiscal Quarters, divided by the sum of the Historical Percentages that correspond to such two Fiscal Quarters, the result of which is then multiplied by 80%; and

(c)           for the first, second and third Fiscal Quarters following the official opening or re-opening of any KIBL Group operations shall equal the sum of (x) 50% of actual Net Income attributable to the KIBL Group for such Fiscal Quarters plus (y) an amount equal to the remaining 50% of such Net Income attributable to the KIBL Group for such Fiscal Quarters, divided by the sum of the Historical Percentages that correspond to such three Fiscal Quarters, the result of which is then multiplied by 85%;

provided further, however, that the Net Income generated by other KIL Restricted Subsidiaries that have newly-opened or re-opened operations will also be seasonalized on a similar basis on terms reasonably acceptable to the Administrative Agent.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable (i) by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, (ii) to otherwise assure a creditor against loss for Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or (iii) for the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit C hereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Core Assets” means the Ocean Club and Atlantis, Paradise Island, and the real property upon which the Ocean Club and Atlantis, Paradise Island are located.

“Credit Extension” means, as the context may require:

(a)           the making of a Loan by a Lender; or

(b)           the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the Issuer and participation in such Letter of Credit by the Lenders pursuant to the terms of this Agreement.

“Credit Extension Request” means, as the context may require, any Borrowing Request or Issuance Request.

“Debentures” means the debentures set forth on Schedule II hereto, executed by each owner of the Bahamas Property constituting real property, in each case as amended, supplemented, consolidated, spread, severed, partially released, partially reconveyed, restated and otherwise modified from time to time.

“Debt” means, without duplication, (i) the aggregate outstanding principal amount of all Indebtedness of KIL and its Restricted Subsidiaries of the nature referred to in clauses (a), (b), (c), (e) and (f) of the definition of “Indebtedness”, plus (ii) all Contingent Liabilities of KIL and its Restricted Subsidiaries (including the completion guarantee for Atlantis, The Palm) in respect of any types of the Indebtedness described in clause (i) above (excluding Contingent Liabilities of KIL and its Restricted Subsidiaries with an aggregate value of up to $200,000,000); provided, however, with respect to the joint and several guarantee with Istithmar with respect to Atlantis, The Palm, the amount of such completion guarantee will only be considered to be 50% of the amount actually guaranteed, minus (iii) all cash and all Cash Equivalent Investments of KIL and its Restricted Subsidiaries (exclusive of restricted cash and restricted Cash Equivalent Investments) at any time in excess of $25,000,000.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means:

(a)           any Lender that fails in its obligation to fund any Loan pursuant to Section 2.1 or participate in any Letter of Credit Outstandings pursuant to the terms of this Agreement and such failure continues for three consecutive Business Days; provided that the refusal of a Lender to make a Loan because it reasonably asserts in writing that a Borrower has failed to satisfy a condition precedent to borrowing contained in Article V shall not result in such Lender becoming a “Defaulting Lender”;

(b)           any Lender as to which any event of the type described in Section 8.1.9 occurs (with all references in such Section to “KIL” or “such Person” instead being to such Lender);

(c)           any Lender as to which any governmental authority (including the Office of Thrift Supervision, the Federal Deposit Insurance Company, the Office of the Comptroller of Currency or the Federal Reserve Board) directly or indirectly seizes, takes possession of or undertakes, authorizes, or orders similar action with respect to, or authorizes, or orders the liquidation, dissolution, winding up, sale, transfer or other disposition of, or takes steps or institutes proceedings or otherwise proceeds to liquidate, dissolve, wind up, sell, transfer or otherwise dispose of, such Lender or all or any part of such Lender’s property or appoints or authorizes or orders the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator or other officer or entity having similar powers over such Lender or over all or any part of such Lender’s property.

“Disbursement” is defined in Section 2.6.2.

“Disbursement Date” is defined in Section 2.6.2.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I as it may be amended, supplemented or otherwise modified from time to time by KIL with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”, and any derivation thereof) is defined in Section 7.2.11.

“Dollar” and the sign “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, the equivalent in Dollars of any Foreign Currency, determined by using the quoted spot rate at which the Administrative Agent’s principal office in New York, New York offers to exchange Dollars for such Foreign Currency at the opening of business on such date.

“Domestic Office” means, relative to any Lender, the office of such Lender (or any successor or assign of such Lender) within the United States as currently on file with the Administrative Agent or designated in the Lender Assignment Agreement or as may be designated from time to time by notice from such Lender, as the case may be, to KIL and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

“Eligible Assignee” means (A) any of the following entities: (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (provided that (x) such bank is acting through a branch or agency located in the United

States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies or (B) a Lender, an Affiliate of a Lender or an Approved Fund; or (C) any other Person (other than a natural Person) approved by (1) the Administrative Agent, (2) the Issuer, and (3) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that no Affiliate of Borrower shall be an Eligible Assignee.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“Euro” means the single currency of Participating Member States of the European Union.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Existing Credit Agreement” is defined in the second recital.

“Existing Indentures” means the 2.375% Senior Subordinated Notes Indenture and the 6¾% Senior Subordinated Notes Indenture.

“Existing Lenders” is defined in the second recital.

“Existing Letters of Credit” is defined in the third recital.

“Existing Subordinated Notes” means (a) the 6¾% Senior Subordinated Notes and (b) the 2.375% Senior Subordinated Convertible Notes.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a)           the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)           if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the

Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, the confidential fee letter agreements by and among the Borrowers (or any one of them) and any Lender that is a counterparty thereto.

“Fiscal Quarter” means any quarter, ending on March 31, June 30, September 30 or December 31 of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2005 Fiscal Year”) refer to the Fiscal Year ending on the December 31 occurring during such calendar year.

“Foreign Currency” means Euros, Pounds Sterling and any additional currency, other than Dollars, that is freely transferable, convertible into Dollars and approved by the Administrative Agent and the Issuer (which approval shall not be unreasonably withheld or delayed).

“Foreign Currency Letter of Credit” means any Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Letter of Credit Commitment Amount” means, on any date occurring before the Singapore Development Date, a maximum aggregate amount of $60,000,000 (or, if less, the then existing Commitment Amount) and at all times thereafter, a maximum aggregate amount of $80,000,000 (or, if less, the then existing Commitment Amount).

“Foreign Currency Letter of Credit Outstandings” means any Letter of Credit Outstandings in respect of Foreign Currency Letters of Credit.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than a State of the United States executed and delivered by KIL or any of its Restricted Subsidiaries pursuant to the terms of this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as may be necessary under the laws of organization or incorporation of a Restricted Subsidiary or Person in which an equity or similar interest is to be pledged to the Administrative Agent pursuant to the terms of Section 7.1.7, to further protect or perfect the Lien on and security interest in any collateral being pledged pursuant to a Pledge Agreement.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Date” is defined in Section 2.3.1.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the Commonwealth of The Bahamas, the United States, any state, local or municipal entity located within the foregoing, and (in each case), any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Bahamas Property, any Obligor or any Lender Party.

“Guarantor” means each Significant Subsidiary and each other Subsidiary of KIL (including Kerzner International Timeshare Limited) that is a guarantor of Subordinated Debt.

“Guaranty” means the Second Amended and Restated Subsidiary Guaranty, dated as of July 7, 2004, executed and delivered by an Authorized Officer of each Guarantor, a conformed copy of which is attached as Exhibit O hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guaranty Supplement” means each Guaranty Supplement executed and delivered by an Authorized Officer of a Guarantor pursuant to this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Hazardous Material” means:

(a)           any “hazardous substance”, as defined by CERCLA;

(b)           any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended;

(c)           any petroleum product; or

(d)           any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other similar agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Historical Percentage” means, for any particular Fiscal Quarter, the amount set forth opposite such Fiscal Quarter:

first Fiscal Quarter of a Fiscal Year	0.35

second Fiscal Quarter of a Fiscal Year	0.26

third Fiscal Quarter of a Fiscal Year	0.19

fourth Fiscal Quarter of a Fiscal Year	0.20

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification:

(a)           which is of a “going concern” or similar nature;

(b)           which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)           which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a Default under Section 7.2.4.

“including” means including without limiting the generality of any description preceding such term.

“Increasing Lender” is defined in Section 2.2.3.

“Indebtedness” of any Person means, without duplication:

(a)           all obligations of such Person for borrowed money (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           all reimbursement obligations, contingent or otherwise, relative to the face amount of all letters of credit (including the Letters of Credit), whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)           all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities (but excluding operating leases);

(d)           net Hedging Obligations of such Person;

(e)           all preferred stock that must by its terms be redeemed prior to the Stated Maturity Date;

(f)            whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)           all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is both (i) a general partner or a joint venturer and (ii) automatically liable for the obligations of such partnership or joint venture.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Instruments” means any contract, agreement, indenture, mortgage, financing statement, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters of:

(a)           Consolidated EBITDA for all such Fiscal Quarters; and

(b)           the sum for all such Fiscal Quarters of Interest Expense.

“Interest Expense” means, for any period, the consolidated interest expense (as defined under GAAP) of KIL and its Restricted Subsidiaries for such period (which, for the avoidance of doubt, includes that portion attributable to Capitalized Lease Liabilities in accordance with GAAP and capitalized interest), exclusive of any amortization of fees and expenses during such period.

“Interest Period” means, relative to any LIBO Rate Loans, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3.1 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months (or a period of nine or twelve months as may be requested by the Borrowers with the consent of each Lender making such Loan) thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as a Borrower may select in its relevant notice (if a Borrower does not so select then such Borrower shall be deemed to have selected one month) pursuant to Section 2.3 or 2.4; provided, however, that:

(a)           the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than twenty different dates;

(b)           if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(c)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month) shall, subject to clause (e) below, end on the last Business Day of the calendar month at the end of such Interest Period;

(d)           no Interest period with respect to any portion of the Loans shall extend beyond the date on which a permanent reduction of the Commitment Amount is scheduled to occur unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are LIBO Rate Loans with Interest Period expiring on or before such date plus (c) the excess of the Commitment Amount then in effect over the aggregate principal amount of Loans then outstanding equals or exceeds the permanent reduction of the Commitment Amount that is scheduled to occur on such date; and

(e)           no Interest Period may end later than the Stated Maturity Date.

“Investment” means, relative to any Person:

(a)           any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(b)           any Contingent Liability of such Person or letter of credit issued for the account of such Person, in either case, with respect to any monetary liability of any other Person; and

(c)           any purchase or acquisition of any stock, obligations or securities of, or any other equity interest in, or any capital contribution to, any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit B-2 hereto.

“Issuer” means JPMCB (including with respect to the Existing Letters of Credit), in its capacity as the issuer of the Letters of Credit, or another Lender, as requested from time to time by a Borrower with the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

“JPMCB” is defined in the preamble.

“KIBL” is defined in the preamble.

“KIBL Group” means, collectively KIBL and each of its Restricted Subsidiaries existing on the Effective Date, and Kerzner International Resorts, Inc., a Florida corporation and each of its Restricted Subsidiaries existing on the Effective Date.

“KIBL Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of July 7, 2004, executed and delivered by KIBL pursuant to the terms of the Existing Credit Agreement, a conformed copy of which is attached as Exhibit K hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“KIL” is defined in the preamble.

“KIL Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of July 7, 2004, executed and delivered by KIL pursuant to the terms of the Existing Credit Agreement, a conformed copy of which is attached as Exhibit L hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“KINA” is defined in the preamble.

“KINA Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of July 7, 2004, executed and delivered by KINA pursuant to the terms of the Existing Credit Agreement, a conformed copy of which is attached as Exhibit M hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Legal Requirements” with respect to any Person or property, means all laws, statutes, codes, acts, ordinances, permits, licenses, authorizations, directions and requirements of all Governmental Authorities, departments, commissions, boards, courts, authorities, agencies, officials and officers, and any material deed restrictions or other requirements of record, applicable to such Person or such property, or any portion thereof or interest therein or any use or condition of such property or any portion thereof or interest therein (including those relating to zoning, planning, subdivision, building, safety, health, use, environmental quality and other similar matters).

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit D hereto.

“Lender Parties” means, collectively, each Agent, the Issuer, the Swingline Lender and each Lender (and including, for purposes of the Rate Protection Agreements, any Affiliate of any Lender that is a counterparty to such Rate Protection Agreement), and their respective successors, transferees and assigns.

“Lenders” is defined in the preamble.

“Letter of Credit” is defined in Section 2.1.3.

“Letter of Credit Commitment” means as to the Issuer, the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.3 and, with respect to each Lender, the obligations of such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

“Letter of Credit Commitment Amount” means, on any date occurring before the Singapore Development Date, a maximum aggregate amount of $75,000,000 (or, if less, the then existing Commitment Amount) and at all times thereafter, a maximum aggregate amount of $150,000,000 (or, if less, the then existing Commitment Amount).

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of:

(a)           the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit (after converting the aggregate Stated Amounts of all Foreign Currency Letters of Credit to the Dollar Equivalents thereof);

plus

(b)           the then aggregate amount of all unpaid and outstanding Reimbursement Obligations (after converting the aggregate Reimbursement Obligations with respect to Disbursements made in a Foreign Currency to the Dollar Equivalents thereof) in respect of such Letters of Credit.

“LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to (a) the rate of interest that appears on page 3750 of the Dow Jones Telerate Screen as at or about 11:00 a.m. (New York Time) two Business Days prior to the beginning of such Interest Period or (b) if such a rate does not appear on page 3750 of the Dow Jones Telerate screen, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to the Administrative Agent in the interbank market as at or about 11:00 a.m. (New York time) two Business Days prior to the beginning of such Interest Period and for a period approximately equal to such Interest Period.

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Administrative Agent, two Business Days before the first day of such Interest Period.

“LIBOR Office” means, relative to any Lender, the office of such Lender as currently on file with the Administrative Agent or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to KIL and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or charge against or interest in property to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, the Loans referred to in Section 2.1.1 and the Swingline Loans referred to in Section 2.1.2, relative to such Lender, and of any type made hereunder.

“Loan Commitment” means, relative to any Lender, such Lender’s obligation to make Loans pursuant to Section 2.1.1.

“Loan Document” means this Agreement, the Notes, the Letters of Credit, each Collateral Document, the Affirmation and Consent, each Guaranty, each Borrowing Request, each Issuance Request, each Fee Letter, each Rate Protection Agreement and each other agreement, document or instrument delivered in connection herewith or therewith.

“Material Adverse Effect” means any material adverse effect on (i) the business, operations, properties or condition (financial or otherwise) of KIL and its Restricted Subsidiaries taken as a whole, (ii) the ability of an Obligor to consummate the transactions contemplated hereby to occur on the Effective Date, (iii) the ability of an Obligor to perform its obligations under this Agreement and the other Loan Documents or (iv) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

“Mortgage” means each mortgage, deed of trust or agreement executed and delivered by a Borrower or any other Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement or the Existing Credit Agreement, in each case as amended, supplemented, amended and restated or otherwise modified.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Equity Proceeds” means with respect to the sale or issuance by KIL to any Person of any stock or other equity interests, warrants or options or the exercise of any such warrants or options in respect thereof, the excess of:

(a)           the gross proceeds received by KIL from such sale, issuance or exercise;

over

(b)           the sum of (i) all underwriting, broker and out-of-pocket fees and expenses paid by KIL to other than an Affiliate of KIL; and (ii) all taxes actually paid or estimated by KIL to be payable in cash within the next 12 months in connection with such sale, exercise or issuance; provided that, if the amount of any estimated taxes pursuant to clause (ii) materially exceeds the amount of taxes actually required to be paid in cash in respect of such sale, exercise or issuance, the aggregate amount of such excess shall then constitute Net Equity Proceeds.

“Net Income” means, for any period, the aggregate of all amounts (exclusive of extraordinary gains and extraordinary losses (it being understood that all income or loss attributable to the development, sale or other Disposition of residential lots, homes, time-shares or condominiums on Paradise Island or from the development, sale or other Disposition of other real property (excluding in all cases sales or other Dispositions of Core Assets) shall be included in the calculation of Net Income)) which, in accordance with GAAP, would be included as net income on the most recently available consolidated financial statements of KIL for such period; provided that Net Income shall not include the net income (or loss) of any Person, in which KIL or any of its Subsidiaries has an interest that is not a Restricted Subsidiary, except that the amount of any dividends or distributions actually paid in cash to KIL or any of its Restricted Subsidiaries during such period shall be included in Net Income (even if the amount of such cash dividends or distributions received exceed KIL’s allocated portion of such Person’s earnings under GAAP).

“Note” means a promissory note of a Borrower payable to any Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.  The term “Note” shall include the Swingline Note.

“Obligations” means all present or future obligations (monetary or otherwise, absolute or contingent) of the Borrowers and each other Obligor arising under or in connection with this Agreement and each other Loan Document.

“Obligor” means the Borrowers, the Guarantors or any other Restricted Subsidiaries of KIL obligated under any Loan Document.

“Ocean Club” means the Ocean Club located on Paradise Island, The Bahamas.

“Omnibus Termination Agreement” means the Amended and Restated Omnibus Termination Agreement, dated January 1, 2001, among KIL and the other parties thereto, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.12.

“Ordinary Shares” means the ordinary shares of common stock of KIL, par value $0.001 per share.

“Organic Document” means, as applicable and relative to any Obligor, its certificate of incorporation, its by-laws, its articles of incorporation, its memorandum of association, its certificate of partnership, its partnership agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

“Participant” is defined in Section 10.11.1.

“Participating Member State” means each state so described in any legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of economic and monetary union as contemplated in the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which any Borrower or any corporation, trade or business that is, along with any Borrower, a member of a Controlled Group, has liability or any potential liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage set forth opposite its name on Schedule IV hereto under the “Commitment” column (which Percentages give effect to the inclusion of a Lender on the Effective Date that was not an Existing Lender), as such percentage may be adjusted from time to time pursuant to (a) Section 2.2.3, (b) Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.1 or (c) Section 4.11.

“Permitted Encumbrances” means the exceptions to title (i) to the Bahamas Property that are listed in Schedule B of the title insurance policy issued as of August 12, 1997 by the Title Insurer of such property, and (ii) that are permitted by Section 7.2.3.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any Pension Plan or Welfare Plan.

“Plans and Specifications” means the detailed plans and specifications, and related construction budget, relating to the Atlantis Phase III.

“Pledge Agreement” means, as the context may require, the KIL Pledge Agreement, the KIBL Pledge Agreement, the KINA Pledge Agreement and the Subsidiary Pledge Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Quarterly Payment Date” means the last day of each February, May, August, and November or, if any such day is not a Business Day, the next succeeding Business Day.

“Quasi-Restricted Subsidiary” means any Restricted Subsidiary of KIL that is designated by a resolution of the Board of Directors of KIL as a Quasi-Restricted Subsidiary and (a) has no Indebtedness for borrowed money (or Contingent Liabilities for borrowed money) other than intercompany Indebtedness and (b) is not otherwise permitted to guarantee the Obligations pursuant to, or in conformity with, a requirement of any Governmental Authority (which includes any conditionality for the awarding of a gaming license) or an arms-length contract.  The Board of Directors of KIL may at any time designate a Quasi-Restricted Subsidiary to no longer be a Quasi-Restricted Subsidiary at which time, if such former Quasi-Restricted Subsidiary is a Significant Subsidiary it will promptly comply with Section 7.1.7.

“Rate Protection Agreement” means, collectively, any interest rate or currency swap, cap, collar, forward, futures contract or similar agreement entered into by KIL or any of its Restricted Subsidiaries under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Register” is defined in Section 2.9.

“Reimbursement Obligation” is defined in Section 2.6.3.

“Release” means a “release”, as such term is defined in CERCLA.

“Relinquishment Agreement” means the Relinquishment Agreement, dated February 7, 1998, between the Mohegan Tribal Gaming Authority and TCA, as amended, supplemented, amended and restated or otherwise modified from time to time as permitted under Section 7.2.12.

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate outstanding principal amount of all Loans, Letters of Credit Outstandings and the unfunded portion of the Commitments.

“Reset Date” is defined in Section 2.7.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

“Restricted Payment” means, with respect to KIL and the Restricted Subsidiaries:

(a)           the declaration, payment or making of any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of KIL or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of KIL (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or split-ups or reclassifications of its stock into additional or other shares of its common stock); or

(b)           the application by KIL or any Restricted Subsidiary of any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or the purchase or making by any Restricted Subsidiary of any deposit in respect of, or the redemption by such Restricted Subsidiary of, any shares of any class of capital stock (now or hereafter outstanding) of KIL, or any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of KIL; provided, however, that the exercise of options, warrants or similar instruments on a cashless basis by way of partial redemptions of the newly-issued shares (or other structures with substantially the same economic effect) shall not be included as Restricted Payments hereunder.

“Restricted Subsidiary” means each Subsidiary of KIL that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means, collectively, (i) the Lender Parties and (ii) each Person that is a counterparty to one or more Rate Protection Agreements.

“Security Agreement” means, as the context may require, the Borrower Security Agreement or the Subsidiary Security Agreement.

“Section 4.6(c) Certificate” is defined in clause (c) of Section 4.6.

“Senior Funded Debt” means, with respect to KIL and its Restricted Subsidiaries as of any time, Debt outstanding at such time less the amount of Subordinated Debt then outstanding.

“Senior Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Senior Funded Debt outstanding as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended; provided, that in calculating Consolidated EBITDA for such period, any acquisitions or Dispositions (in each case, in excess of $5,000,000) during such period shall have been deemed to have occurred on the first day of such four Fiscal Quarter period.

“Significant Subsidiary” means, at any date of determination, Kerzner International Development Limited and any Restricted Subsidiary of KIL (other than KIBL and KINA) that, together with its Restricted Subsidiaries, (i) for the most recent Fiscal Quarter of KIL accounted for (or, in the case of any Restricted Subsidiary that is acquired following the Effective Date, would have accounted for) more than 5% of the Consolidated EBITDA of KIL and its Restricted Subsidiaries during such Fiscal Quarter or (ii) as of the end of the most recent Fiscal Quarter of KIL was the owner of (or, in the case of any Restricted Subsidiary that is acquired following the Effective Date, would have been the owner of) more than 5% of the consolidated assets of KIL and its Restricted Subsidiaries at the end of such Fiscal Quarter, all as set forth on the most recently available consolidated financial statements of KIL for such Fiscal Quarter; provided, however, that notwithstanding the foregoing, in no event shall (A) One & Only (Indian Ocean) Management Limited, (B) any Quasi-Restricted Subsidiary nor (C) any other Person that is required to be consolidated with any Borrower or any Subsidiary thereof solely as a result of the application of FIN 46R, be deemed to be a Significant Subsidiary.

“Singapore Development Date” means the date on which the Administrative Agent receives a notice from KIL certifying that the Borrowers or their Affiliates have been (a) awarded a gaming license in Singapore or (b) been notified by the applicable Governmental Authority that such Borrower or Affiliate is required to provide financial support (whether in the form of a letter of credit or otherwise) with respect to any award (or potential award) of such a gaming license.

“Solvency Certificate” means the solvency certificate substantially in the form of Exhibit H attached hereto.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in Section 2.6.

“Stated Maturity Date” means December 31, 2010.

“Subordinated Debt” means, collectively, (i) the Indebtedness evidenced by the Existing Subordinated Notes and all other unsecured subordinated Indebtedness and unsecured senior subordinated Indebtedness of KIL or a Restricted Subsidiary that is outstanding on the date hereof and (ii) all unsecured subordinated Indebtedness and unsecured senior subordinated Indebtedness of KIL or a Restricted Subsidiary incurred under the terms of any Subordinated Note Indenture and evidenced by Subordinated Notes and which matures on a date that is at least one year after the Stated Maturity Date.

“Subordinated Debt Issuer” means KINA, KIL and (if and when applicable), each other Guarantor that may after the date hereof incur or issue any Subordinated Debt.

“Subordinated Note Indenture” means, collectively, (i) the Existing Indentures and (ii) each other Indenture, note purchase agreement or other agreement evidencing the terms or agreements relating to Subordinated Debt, if any, to be executed and delivered by KIL or a wholly-owned Restricted Subsidiary in connection with the incurrence by KIL or a wholly-owned Restricted Subsidiary of Subordinated Debt containing covenants and events of default relating to such Subordinated Debt which are no more restrictive in any material respect on KIL or such wholly-owned Restricted Subsidiary, as the case may be, than the comparable provisions of the Existing Indentures and containing subordination provisions relating to such Subordinated Debt which are no less favorable in any material respect to the Lenders than those contained in the Existing Indentures, as each such Subordinated Note Indenture may be amended, supplemented, amended and restated or otherwise modified in accordance with the terms of Section 7.2.13.

“Subordinated Noteholder” means, at any time, any holder of a Subordinated Note.

“Subordinated Notes” means, collectively, (i) the Existing Subordinated Notes and (ii) any other subordinated notes, if any, issued pursuant to a Subordinated Note Indenture, as such Subordinated Notes may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.2.13.

“Subordination Agreement” means a Subordination Agreement executed and delivered to the Administrative Agent pursuant to clause (b) of Section 7.2.2 by a Borrower and any Restricted Subsidiary of KIL that makes a loan to a Borrower, in a form reasonably satisfactory to the Administrative Agent.

“Subordination Provisions” is defined in Section 8.1.15.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity (whether now or hereafter acquired or existing) of which more than 50% of the outstanding capital stock, partnership interests or similar interests having ordinary voting power (irrespective of whether at the time capital stock or interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary Pledge Agreement” means the Second Amended and Restated Subsidiary Pledge Agreement, dated as of July 7, 2004, executed and delivered by each Significant Subsidiary of KIL pursuant to the terms of the Existing Credit Agreement, a conformed copy of which is attached as Exhibit M hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary Security Agreement” means the Second Amended and Restated Security Agreement, dated as of July 7, 2004, executed and delivered by each Significant Subsidiary of KIL pursuant to the terms of the Existing Credit Agreement, a conformed copy of which is attached as Exhibit J hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swingline Commitment” is defined in Section 2.1.2.

“Swingline Lender” means JPMCB, and its successors and assigns.

“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to the Swingline Lender resulting from outstanding Swingline Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Swingline Loan” means each Loan made by the Swingline Lender pursuant to the Swingline Commitment.

“Swingline Loan Commitment Amount” means, on any date, $30,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Syndication Agent” is defined in the preamble.

“Taxes” is defined in Section 4.6.

“TCA” means Trading Cove Associates, a Connecticut general partnership.

“Term Loan Commitment” is defined in clause (a) of Section 2.2.3.

“Title Insurer” means any Person that issues a title insurance policy on any real property on which a Mortgage or a Debenture is placed.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Debt outstanding on the last day of such Fiscal Quarter to (b) Consolidated EBITDA for the four Fiscal Quarter period then ended; provided, that in calculating Consolidated EBITDA for such period, any acquisitions or Dispositions (in each case, in excess of $5,000,000) during such period shall have been deemed to have occurred on the first day of such four Fiscal Quarter period.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unrestricted Subsidiary” means any Subsidiary of KIL that is designated by a resolution of the Board of Directors of KIL as an Unrestricted Subsidiary and any of its Subsidiaries.  The Board of Directors of KIL may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of KIL of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no Default would be in existence immediately following such designation as a result thereof.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

“wholly owned” means, with respect to any Subsidiary, any Restricted Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) are owned directly or indirectly by KIL.

“WLG Group” means World Leisure Group Limited, a British Virgin Islands corporation, and its Affiliates.

SECTION 1.2.  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Issuance Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3.  Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4.  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those U.S. generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in Section 6.5.  If any preparation in the financial statements referred to in Section 6.5 or Section 7.1.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in any results, amounts, calculations, ratios, standards or terms found in this Agreement from those which would be derived or be applicable absent such changes, KIL may reflect such changes in the financial statements required to be delivered pursuant to Section 7.1.1, but calculations of financial covenants shall be made without giving effect to any such changes.  Upon the request of KIL or any Lender the parties hereto agree to enter into negotiations in order to amend the financial covenants and other terms of this Agreement if there occur any changes in GAAP that have a material effect on the financial statements of the KIL, so as to equitably reflect such changes with the desired result that the criteria for evaluating KIL’s financial condition and such other terms shall be the same in all material respects after such changes as if the changes had not been made.  Notwithstanding anything herein to the contrary, the Borrowers’ accounting determinations, calculations and computations hereunder (including under Section 7.2.4) shall be made without giving effect to Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R (“Consolidation of Variable Interest Entities”), which is an Interpretation of Accounting Research Bulletin No. 51.

ARTICLE II

COMMITMENTS, BORROWING PROCEDURES,
NOTES AND LETTERS OF CREDIT

SECTION 2.1.  Amendment and Restatement; Commitments.  The Borrowers (subject to the terms of this Agreement) and the Lenders (including certain Existing Lenders), the Administrative Agent, the Swingline Lender and the Issuer hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety to become effective and binding on the Borrowers and the Lenders (including certain Existing Lenders), the Administrative Agent and the Issuer pursuant to the terms of this Agreement, and the Existing Credit Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement; and the commitments which certain Existing Lenders have agreed to extend to the Borrowers under the Existing Credit Agreement shall be extended or advanced to the Borrowers upon the amended and restated terms and conditions contained in this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement, on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement); provided that the Existing Letters of Credit shall continue unamended and in full force and effect as Letters of Credit hereunder.  In furtherance of the foregoing, on the terms and subject to the conditions of this Agreement (including Article V):

(a)           each Lender severally agrees to make Loans pursuant to the Commitments described in Section 2.1.1; and

(b)           the Issuer agrees that it will issue Letters of Credit pursuant to Section 2.1.3, and each Lender severally agrees that it will participate in such Letters of Credit in accordance with Section 2.6.1.

SECTION 2.1.1.  Commitment of Each Lender.  From time to time on any Business Day occurring prior to the Commitment Termination Date, each Lender will, subject to the terms of this Agreement, make Loans to a Borrower equal to such Lender’s Percentage of the aggregate amount of the Borrowing requested by such Borrower to be made on such day.  The commitment of each Lender described in this Section 2.1.1 is herein referred to as its “Commitment”.  On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Loans.

SECTION 2.1.2.  Swingline Loan Commitment.  From time to time on any Business Day occurring before the Commitment Termination Date, the Swingline Lender will make Swingline Loans to the Borrowers equal to the amount of Swingline Loans requested by the Borrowers to be made on such day.  The commitment of the Swingline Lender described in this Section 2.1.2 is herein referred to as its “Swingline Commitment.”  On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, repay and reborrow Swingline Loans.

SECTION 2.1.3.  Letter of Credit Commitment.  From time to time on any Business Day occurring prior to the Commitment Termination Date, the Issuer will, subject to the terms of this Agreement:

(a)           issue one or more letters of credit (a “Letter of Credit”) for the account of a Borrower or a Guarantor in the Stated Amount requested by KIL on such day; or

(b)           extend the Stated Expiry Date of an existing Letter of Credit previously issued hereunder (or under the Existing Credit Agreement) to a date not later than the earlier of (x) the Commitment Termination Date and (y) one year from the date of such extension.

SECTION 2.1.4.  Lenders Not Permitted or Required to Make Loans.  No Lender shall be permitted or required to make any Loan if, after giving effect thereto, such Lender’s Percentage of all Loans and Letter of Credit Outstandings would exceed such Lender’s Percentage of the Commitment Amount or if the aggregate outstanding principal amount of all Loans and Letter of Credit Outstandings of all Lenders would exceed the Commitment Amount.  The Swingline Lender shall not be permitted or required to make any Swingline Loan if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swingline Loans would exceed the Swingline Loan Commitment Amount, or (ii) the aggregate outstanding principal amount of all Swingline Loans and all other Loans together with the Letter of Credit Outstandings of all Lenders would exceed the Commitment Amount.

SECTION 2.1.5.  Issuer Not Permitted or Required to Issue Letters of Credit.  The Issuer shall not be permitted or required to issue any Letter of Credit if, after giving effect thereto:

(a)           the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount; or

(b)           the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Loans then outstanding would exceed the Commitment Amount then in effect.

SECTION 2.2.  Reduction/Increase of Commitment Amount.  The Commitment Amount is subject to (i) reduction from time to time pursuant to Sections 2.2.1 and 2.2.2 and (ii) increase from time to time pursuant to Section 2.2.3.

SECTION 2.2.1.  Optional Reduction.  KIL may, from time to time on any Business Day, voluntarily reduce the Commitment Amount and such voluntary Commitment reductions shall be binding on all Borrowers; provided, however, that all such reductions shall require at least three

Business Days’ prior notice to the Administrative Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000.  All voluntary reductions of the Commitment Amount below $30,000,000 shall also reduce the Swingline Loan Commitment.

SECTION 2.2.2.  Mandatory Reduction.  The Commitment Amount shall be automatically and permanently reduced on the date that is 300 days following the occurrence of an Asset Sale by the amount of the Net Cash Proceeds (as such terms are defined in the Existing Indentures), if any, that would be required to be applied as the Asset Sale Offer Amount under the terms of the Existing Indentures.  All reductions of the Commitment Amount below $30,000,000 shall also reduce the Swingline Loan Commitment.

SECTION 2.2.3.  Optional Increase.  (a)  Provided that no Default then exists, the Borrowers may on any Business Day prior to the Commitment Termination Date, request from time to time in writing that the then effective Commitment Amount be increased or one or more term loan commitments (a “Term Loan Commitment”) be created in an aggregate principal amount not to exceed $250,000,000.  Any request under this Section to increase the Commitment Amount or create a Term Loan Commitment shall be submitted by the Borrowers to the Administrative Agent, specify the proposed effective date (which date shall be not less than 5 days after the date of such request) and specify the amount of such increase (which shall be in integral multiples of $1,000,000).  No Lender shall have any obligation, express or implied, to offer to increase its Commitment or offer a Term Loan Commitment.  Only the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and those Lenders agreeing to increase their Commitments (the “Increasing Lenders”) shall be required for an increase in the Commitment Amount pursuant to this Section.

(b)           The Borrowers may accept some or all of the offered amounts from the then-current Lenders or designate new lenders which qualify as Eligible Assignees and are reasonably acceptable to the Administrative Agent and, in the case of an increase in the Commitment Amount, the Issuer, as additional Lenders hereunder (each, an “Additional Increasing Lender”), which Additional Increasing Lenders may assume all or a portion of the increase in the applicable Commitment Amount or Term Loan Commitment.  The Administrative Agent and KIL shall have discretion to adjust the allocation of the increased Commitment Amount or Term Loan Commitment among Increasing Lenders and Additional Increasing Lenders.  Each Additional Increasing Lender shall become an additional party hereto as an Additional Increasing Lender concurrently with the effectiveness of the proposed increase in the applicable Commitment Amount or Term Loan Commitment upon its execution of an instrument of joinder to this Agreement which is in form and substance reasonably acceptable to the Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded herein to the Administrative Agent and the other Lenders.

(c)           Subject to the foregoing, any increase requested by KIL shall be effective as of the date proposed by KIL and shall be in the principal amount equal to (i) the amount which Increasing Lenders are willing to assume as increases to the amount of their Commitments plus (ii) the amount offered by any Additional Increasing Lenders.  Upon the effectiveness of any such increase, if requested by the applicable Lender, the Borrowers shall issue replacement Notes to each Increasing Lender and new Notes to each Additional Increasing Lender, and the applicable Percentages of each Lender will be adjusted to give effect to the increase in the applicable Commitment Amount.  To the extent that the adjustment of Percentages results in loss or expenses to any Lender as a result of the prepayment of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, the Borrowers shall be responsible for such loss or expenses pursuant to Section 4.4.

(d)           If and to the extent that any Lenders and/or other lenders agree, in their sole discretion, to provide any Term Loan Commitment, the Administrative Agent is hereby authorized, without obtaining any further consents of the Lenders, to enter into any amendments or supplements (including an amendment and restatement of the Agreement) with the Borrowers to this and any other Loan Document to the extent necessary to implement the creation of a Term Loan Commitment and make term loans hereunder and the Borrowers shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Administrative Agent may reasonably request and to the extent necessary to implement the same; provided that the Term Loans will (i) otherwise be subject to the terms and conditions of this Agreement, (ii) be treated as pari passu Obligations under the Loan Documents securing the obligations and (iii) mature on or after Stated Maturity Date.

SECTION 2.3.  Borrowing Procedure.

SECTION 2.3.1.  Revolving Loans.  By delivering a Borrowing Request to the Administrative Agent on or before 1:00 p.m., New York time, on a Business Day, a Borrower may from time to time irrevocably request, on not less than one, in the case of Base Rate Loans, or three, in the case of LIBO Rate Loans, nor (in either case), more than five Business Days’ notice, that a Borrowing be made in a minimum amount of $1,000,000 and an integral multiple of $1,000,000, or in the unused amount of the Commitments.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request (the “Funding Date”).  On or before 11:00 a.m., New York time, on such Funding Date, each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Alternate Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefore, the Administrative Agent shall promptly notify the Borrowers and the

Borrowers shall within five Business Days of receipt of such notice pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this Section shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.3.2.  Swingline Loans.  By delivering a telephonic notice to the Swingline Lender (which notice shall promptly be confirmed by telecopy to the Swingline Lender and to the Administrative Agent) on or before 1:00 p.m., New York time, on a Business Day, a Borrower may from time to time irrevocably request that a Borrowing of Swingline Loans be made by 3:00 p.m., New York time, on the same day such Borrowing is requested, in a minimum amount of $1,000,000 and in $1,000,000 integral multiples thereof, or in the unused amount of the Swingline Loan Commitment Amount.  On the terms and subject to the conditions of this Agreement, each such Borrowing shall be comprised of Base Rate Loans, shall bear interest at the rate equal to the sum of the Federal Funds Rate from time to time in effect plus the Applicable Margin for LIBO Rate Loans, and shall be made on the same day such Borrowing is requested (if requested on or before 1:00 p.m., New York time) or on the next Business Day (if requested after 1:00 p.m., New York time).  The Swingline Lender shall make funds in an amount equal to the requested Borrowing available to the Borrowers to the accounts the Borrowers shall have specified in the applicable Borrowing Request.

SECTION 2.4.  Continuation and Conversion Elections.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 1:00 p.m., New York time, on a Business Day, a Borrower may from time to time irrevocably elect, on not less than five nor more than three Business Days’ notice that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000, of any Loans made to it be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, be converted into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (i) each such conversion or continuation shall be made pro rata among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Event of Default has occurred and is continuing if the Required Lenders so elect.

SECTION 2.5.  Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers, to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.  In addition, each Borrower and each Lender hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

SECTION 2.6.  Letter of Credit Issuance Procedures.  By delivering to the Administrative Agent an Issuance Request on or before 1:00 p.m., New York City time, on a Business Day, KIL may, from time to time irrevocably request, on not less than three Business Days’ notice, in the case of an initial issuance of a Letter of Credit, and not less than three Business Days’ notice prior to the existing Stated Expiry Date (or, if a Letter of Credit has an automatic extension provision, at least three Business Days’ notice prior to the date that such Letter of Credit will, by its terms, be extended or, if earlier, the date on which a notice from the Issuer is required to be delivered to the beneficiary of the Letter of Credit informing the beneficiary that the Letter of Credit will not be extended) in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that the Issuer issue, or extend the Stated Expiry Date of, as the case may be, a Letter of Credit in Dollars or a Foreign Currency (provided, that the Dollar Equivalent of the aggregate amount of Foreign Currency Letters of Credit shall not exceed the Foreign Currency Letter of Credit Commitment Amount) in such form as may be requested by KIL and approved by the Issuer, solely for the purposes described in Section 7.1.8.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier to occur of (i) 10 days prior to the Stated Maturity Date or (ii) one year from the date of its issuance.  The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.

SECTION 2.6.1.  Other Lenders’ Participation.  Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing promptly (and in any event within three Business Days following the Disbursement Date) the Issuer for Reimbursement Obligations arising under the Letter of Credit issued by the Issuer which have not been reimbursed by the Borrowers in accordance with Section 2.6.3.  In addition, such Lender shall, to the extent of its Percentage, be entitled to receive (i) a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer with respect to such Letter of Credit pursuant to the last sentence of Section 3.3.2) and (ii) from the date that such Lender has reimbursed the Issuer in accordance with the first sentence of this Section, (A) the interest payable pursuant to Section 2.6.2 and, if applicable, (B) the interest payable pursuant to Section 3.2.2 with respect to any Reimbursement Obligation not paid when due.  To the extent that any Lender has reimbursed the Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from a Borrower or otherwise) in respect of such Disbursement.

SECTION 2.6.2.  Disbursements.  The Issuer will notify KIL and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such Disbursement to the beneficiary (or its designee) of such Letter of Credit.  Prior to 5:00 p.m., New York City time, on the Disbursement Date, the Borrowers will (or any one of them) reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit (in the currency in which such Disbursement was made), together with interest thereon (in the currency in which such Disbursement was made) at a rate per annum equal to the rate then in effect for Base Rate Loans (with the then Applicable Margin for Loans accruing on such amount) for the period from the Disbursement Date through the date of such reimbursement.  Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be jointly and severally obligated to reimburse the Issuer upon each Disbursement of a Letter of Credit (including Letters of Credit issued for the account of the other Borrowers or a Guarantor), and each Borrower shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is such Borrower or a Guarantor).

SECTION 2.6.3.  Reimbursement.  The obligation (a “Reimbursement Obligation”) of each Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse the Issuer, each Lender’s obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower, any Obligor or such Lender, as the case may be, may have or have had against the Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of any Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

SECTION 2.6.4.  Deemed Disbursements.  Upon the occurrence and during the continuation of any Event of Default of the type described in Section 8.1.9 or, with notice from the Administrative Agent (at the request of the Required Lenders), upon the occurrence and during the continuation of any other Event of Default:

(a)           an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding hereunder shall, without demand upon or notice to any Borrower, be deemed to have been paid or disbursed, in the applicable currency or currencies, by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

(b)           upon notification by the Administrative Agent to the Borrowers of their obligations under this Section, the Borrowers shall be immediately obligated to reimburse the Issuer for the amount, and in the currency, deemed to have been so paid or disbursed by the Issuer.

Any amounts so payable by the Borrowers pursuant to this Section shall be deposited in cash in an interest bearing account with the Administrative Agent and held as collateral security pursuant to a cash collateral agreement in form and substance reasonably satisfactory to the Administrative Agent for the Obligations in connection with the Letters of Credit issued by the Issuer.  At such time when the Defaults or Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to KIL all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the partial satisfaction of such Obligations.

SECTION 2.6.5.  Nature of Reimbursement Obligations.  Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuer shall not be (except to the extent of its own gross negligence or willful misconduct) responsible for:

(a)           the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)           the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)           the failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)           errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e)           any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in connection with such Letter of Credit in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Borrower and each other Obligor and each such Lender, and shall not put the Issuer under any resulting liability to any Borrower, any Obligor or any such Lender, as the case may be.

SECTION 2.6.6.  Dollar Equivalent Determinations.  For purposes of determining the amount of Foreign Currency Letter of Credit Outstandings and for purposes of calculating fees payable under Section 3.3.2 with respect to Foreign Currency Letter of Credit Outstandings, the

principal amount of such Foreign Currency Letter of Credit Outstandings shall be deemed to be, as of any date of determination, the Dollar Equivalent thereof at such date.  The initial Dollar Equivalent of any Foreign Currency Letter of Credit shall be determined by the Administrative Agent and/or the Issuer, as the case may be, on the date of issuance thereof.  If a Disbursement is made by the Issuer under any Foreign Currency Letter of Credit, the Dollar Equivalent of such Disbursement shall be determined by the Issuer on the Disbursement Date related thereto, and the Issuer shall notify the Administrative Agent and the applicable Borrower promptly of such Dollar Equivalent.

SECTION 2.7.  Currency Fluctuation, etc.  Not later than 12:00 p.m., New York time, on each Quarterly Payment Date, the Administrative Agent shall determine the Dollar Equivalent as of such Quarterly Payment Date with respect to each Foreign Currency for which there are at such time outstanding Foreign Currency Letters of Credit or in respect thereof (after giving effect to any Loans to be made or repaid or Letters of Credit to be issued or Reimbursement Obligations to be repaid on such date).  The Administrative Agent shall promptly notify the Borrowers of the Dollar Equivalent so determined and such Dollar Equivalent shall become effective on the first Business Day immediately following the relevant Quarterly Payment Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date (provided that the Administrative Agent’s failure to notify the Borrowers shall not affect the effectiveness of such determination).

SECTION 2.8.  Notes.  Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, each such Borrower will execute and deliver to such Lender a Note payable to the order of such Lender in a maximum principal amount equal to the amount of Credit Extensions that can be made to a particular Borrower, which shall, in the aggregate, equal such Lender’s Percentage of the original Commitment Amount.  Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby.  Such notations shall be conclusive and binding on the Borrowers absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Borrower or any other Obligor.

SECTION 2.9.  Register.  Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this Section 2.9, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, each Lender’s Percentage, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Assignment and Assumption Agreement delivered to the Administrative Agent pursuant to Section 10.11.1.  Failure to make any recordation, or any error in such recordation, shall not affect any Borrower’s obligation in respect of such Loans.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and, as provided in Section 2.8, the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1.  Repayments and Prepayments.  Each Borrower shall repay in full the unpaid principal amount of its Loans upon the Stated Maturity Date.

SECTION 3.1.1.  Payment Terms.  Prior thereto, the Borrowers may (or shall, as applicable) make the repayments and prepayments set forth below.

(a)           Each Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any of its Loans, and such Borrower may select whether such prepayment shall be allocated to the Base Rate Loans, LIBO Rate Loans or both (and the amounts so allocated to each); provided, however, that:

(i)            any such prepayment shall be made first to Base Rate Loans before application to LIBO Rate Loans if such prepayment would minimize the amount of any payments required to be made to the Borrowers pursuant to Section 4.4;

(ii)           all such voluntary prepayments shall require at least one Business Day’s prior written notice to the Administrative Agent (unless, in the case of prepayment of any Swingline Loan, notice shall have been given by 1:00 p.m., New York time and payment shall be received by 1:00 p.m. New York time, in which event one Business Day’s notice shall not be required);

(iii)          all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000.

(b)           The Borrowers shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment of the Loans made to it, and if required Cash Collateralize Letter of Credit Outstandings, equal to the excess, if any, of the aggregate outstanding principal amount of all Loans and Letter of Credit Outstandings over the Commitment Amount as so reduced and, as so reduced, applicable to such Borrower.

(c)           The Borrowers shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all of their Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated.

(d)           The Borrowers shall, on each Quarterly Payment Date, Cash Collateralize Foreign Currency Letters of Credit in an amount equal to the excess, if any, of the Dollar Equivalent of all Foreign Currency Letter of Credit Outstandings over 105% of the Foreign Currency Letter of Credit Commitment Amount.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.  No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

SECTION 3.1.2.  Special Swingline Loan Provisions.  (a)  All Swingline Loans shall be payable with accrued interest thereon solely to the Swingline Lender for its own account and shall otherwise be subject to all the terms and conditions applicable to the Loans (unless otherwise specifically set forth herein).  Upon the earlier to occur of (i) seven Business Days after the making of any Swingline Loan, or (ii) the Stated Maturity Date, the Borrowers shall repay all of such Swingline Loans in cash by 1:00 p.m., New York time, in an amount at least equal to the aggregate outstanding principal amount of all Swingline Loans together with all accrued interest thereon, and shall apply the proceeds of any Borrowing to repay in its entirety the aggregate outstanding principal amount of all Swingline Loans together with accrued interest thereon to the date of such repayment.

(a)           In the event that any portion of any Swingline Loan is not repaid when due, the Administrative Agent shall promptly, and in no event later than 5:00 p.m., New York time, two Business Days after payment was due, notify each Lender in writing of the unreimbursed amount of such Swingline Loan and of such Lender’s Percentage of such unreimbursed amount.  Each of the Lenders shall make a Loan in an amount equal to such Lender’s Percentage of the unreimbursed amount of such Swingline Loan, together with accrued unpaid interest thereon (to the extent that there is availability under the Loan Commitment), and pay the proceeds thereof, in immediately available funds, directly to the Swingline Lender, not later than 1:00 p.m., New York time, on the next Business Day after the date such Lender is notified by the Administrative Agent.  Loans made by the Lenders to repay unreimbursed Swingline Loans pursuant to this subsection shall constitute Loans hereunder, initially shall be Base Rate Loans and shall be subject to all of the provisions of this Agreement concerning Loans, except that such Loans shall be made upon demand by the Administrative Agent as set forth above rather than upon notice by the Borrowers, and shall be made, notwithstanding anything in this Agreement to the contrary, without regard to satisfaction of conditions precedent to the making of Loans set forth in Article V of this Agreement; provided, however, that no Lender shall be obligated to make such Loans if, prior to the date of the Borrowing of the Swingline Loan to be refunded, the Swingline Lender had received written notice from the Administrative Agent or any Lender of the existence and continuance of an Event of Default.  Each Lender’s obligation to make Loans in the amount of its Percentage of any unreimbursed Swingline Loan pursuant hereto is several, and not joint or joint and several.  The failure of any Lender to perform its obligation to make a Loan in the amount of such Lender’s Percentage of any unreimbursed Swingline Loan will not relieve any other Lender of its obligation hereunder to make a Loan in the amount of such other Lender’s Percentage of such unreimbursed Swingline Loan.  Any Lender may, but shall have no obligation to any Person to, assume all or any portion of any non-performing Lender’s obligation to make a Loan in the amount of such Lender’s Percentage of such unreimbursed Swingline Loan.  The Borrowers agree to accept the Loans hereinabove provided, whether or not such Loans could have been made pursuant to the terms of Section 5.2 hereof or any other Section of this Agreement.

(b)           In the event, for whatever reason, the Administrative Agent determines that the Lenders are not able to, or that it could be disadvantageous for the Lenders to, advance their respective Percentage of Loans for the purpose of refunding Swingline Loans as required hereunder, then each of the Lenders absolutely and unconditionally agrees to purchase and take from the Swingline Lender on demand an undivided participation interest in Swingline Loans outstanding in an amount equal to their respective Percentage of such Swingline Loans.

SECTION 3.2.  Interest Provisions.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1.  Rates.  Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, a Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)           on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin;

(b)           on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin;

(c)           on that portion maintained as a Swingline Loan, equal to the sum of the Federal Funds Rate from time to time in effect plus the Applicable Margin for LIBO Rate Loans.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION 3.2.2.  Post-Maturity Rates.  After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of a Borrower shall have become due and payable, such Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Base Rate Loans plus a margin of 2%.

SECTION 3.2.3.  Payment Dates.  Interest accrued on each Loan shall be payable in arrears, without duplication:

(a)           on the Stated Maturity Date therefor;

(b)           with respect to a Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan;

(c)           with respect to Base Rate Loans, on the last Business Day of each Fiscal Quarter occurring after the date of the initial Borrowing hereunder;

(d)           with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on each third month anniversary of such Interest Period); and

(e)           on that portion of any Loans the maturity of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3.  Fees.  KIL agrees to pay the fees set forth in this Section 3.3.  All such fees shall be non-refundable.

SECTION 3.3.1.  Commitment Fee.  KIL agrees to pay to the Administrative Agent for the account of each Lender for the period (including any portion thereof when its Commitment is suspended by reason of any Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee at the rate of the Applicable Commitment Fee per annum, in each case on such Lender’s Percentage of the average daily unused portion of the Commitment Amount (net of Letter of Credit Outstandings.  Such commitment fees shall be payable by KIL, in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Commitment Termination Date.

SECTION 3.3.2.  Letter of Credit Fee.  KIL agrees to pay to the Administrative Agent, for the pro rata account of the Issuer and each other Lender, a Letter of Credit fee, in Dollars, in an amount equal to the then Applicable Margin for LIBO Rate Loans, multiplied by the average daily undrawn Stated Amount (or the Dollar Equivalent thereof with respect to Foreign Currency Letters of Credit) of all Letters of Credit outstanding during the applicable period, with such fees being payable quarterly in arrears on each Quarterly Payment Date.  KIL further agrees to pay to the Issuer a fronting fee in the amount as set forth in the Fee Letter, dated as of September 15, 2005, between the Borrowers, the Administrative Agent, DBSI and Deutsche Bank Trust Company Americas, payable quarterly in arrears on each Quarterly Payment Date and customary administrative fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (as delivered to the Borrowers in writing).

SECTION 3.3.3.  Other Fees.  The Borrowers agree to pay to each Lender for its own account upfront fees in such amounts and on such dates as the Borrowers and such Lender have otherwise agreed to.

SECTION 3.4.  Guaranty Provisions.  Each Borrower hereby jointly and severally irrevocably guarantees the payment of all Obligations as set forth in this Section 3.4.

SECTION 3.4.1.  Guaranty.  Each Borrower hereby absolutely, unconditionally and irrevocably jointly and severally:

(a)           guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of the other Borrowers and each other Obligor, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. § 502(b) and § 506(b)); and

(b)           indemnifies and holds harmless each Lender Party and each holder of a Note for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Lender Party or such holder, as the case may be, in enforcing any rights under Section 3.4;

provided that in the case of the guaranty of a Borrower of the Obligations of other than its direct or indirect Subsidiaries, such guaranty shall be limited to the maximum amount that can be guaranteed without rendering such guaranty unenforceable under fraudulent conveyance or similar laws.  This guaranty and the provisions of this Section 3.4 constitutes a guaranty of payment when due and not of collection, and each Borrower specifically agrees that it shall not be necessary or required that any Lender Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrowers or any other Obligor (or any other Person) before or as a condition to the obligations of such Borrower hereunder.  Each Borrower acknowledges and agrees that it shall be jointly and severally liable for the Obligations arising under Letters of Credit issued for Subsidiaries of KIL, notwithstanding that such Borrower is not the account party of any particular Letter of Credit.

SECTION 3.4.2.  Acceleration of Guaranty.  Each Borrower agrees that following the acceleration of the Obligations pursuant to Section 8.2 or 8.3 such Borrower will pay to the Administrative Agent for the account of the Lender Parties forthwith the full amount which would be payable hereunder by such Borrower.

SECTION 3.4.3.  Guaranty Absolute, etc.  Section 3.4 shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of the Borrowers and each other Obligor have been paid in full, all obligations of each Borrower hereunder shall have been paid in full and all Commitments shall have terminated.  Each Borrower guarantees that the Obligations of the other Borrowers and each other Obligor will be paid strictly in accordance with the terms of this Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto.  The liability of each Borrower under Section 3.4 shall be absolute, unconditional and irrevocable irrespective of:

(a)           any lack of validity, legality or enforceability of this Agreement or any other Loan Document;

(b)           the failure of any Lender Party:

(i)            to assert any claim or demand or to enforce any right or remedy against any other Borrower, any other Obligor or any other Person (including any other guarantor) under Section 3.4 of this Agreement, any other Loan Document or otherwise; or

(ii)           to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligations of any other Borrower or any other Obligor;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the other Borrowers or any other Obligor, or any other extension, compromise or renewal of any Obligation of any other Borrower or any other Obligor;

(d)           any reduction, limitation, impairment or termination of the Obligations of any other Borrower or any other Obligor for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Obligations of any other Borrower, any other Obligor or otherwise;

(e)           any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement or any other Loan Document;

(f)            any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party or any holder of any Note securing any of the Obligations of any other Borrower or any other Obligor; or

(g)           any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any other Obligor, any surety or any guarantor.

SECTION 3.4.4.  Reinstatement, etc.  Each Borrower agrees that Section 3.4 shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

SECTION 3.4.5.  Waiver, etc.  Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of any other Borrower or any other Obligor and Section 3.4 and any requirement that any Lender Party or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any other Borrower, any other

Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of any other Borrower or any other Obligor, as the case may be.

SECTION 3.4.6.  Postponement of Subrogation, etc.  No Borrower will exercise any rights which it may acquire by way of rights of subrogation under Section 3.4, by any payment made hereunder or otherwise, until the prior payment, in full and in cash, of all Obligations of the Borrowers and each other Obligor.  Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full of all Obligations of the Borrowers and each other Obligor shall be held by the Borrower in question for the benefit of the Lender Parties and shall immediately be paid to the Administrative Agent and credited and applied against the Obligations of the Borrowers and each other Obligor, whether matured or unmatured, in accordance with the terms hereof; provided, however, that if (a) any Borrower has made payment to the Lender Parties and each holder of a Note of all or any part of the Obligations of any other Borrower or any other Obligor, and (b) all Obligations have been paid in full and all Commitments have been permanently terminated, each Lender Party agrees that, at such Borrower’s request, the Administrative Agent, on behalf of the Lender Parties, will execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations of such other Borrower and each other Obligor resulting from such payment by the Borrower paying any such amount.  In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against the other Borrowers or any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under the provisions of Section 3.4 to any Lender Party.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1.  LIBO Rate Lending Unlawful.  If any Lender shall determine (which determination shall, so long as such Lender shall then be taking the same action with respect to all other similar loans it may have outstanding to other borrowers, upon notice thereof to the Borrowers and the Lenders, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of all Lenders to make, continue, maintain or convert any such Loans shall, upon notice of such determination to the Borrowers and Administrative Agent, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.  Any Lender affected by such event or condition shall use its commercially reasonable efforts (including to change its applicable lending office with respect to some or all of its LIBO Rate Loans) to avoid the effect of such event or condition, so long as such Lender will not be materially disadvantaged and such change is not inconsistent with such Lender’s internal policies.

SECTION 4.2.  Deposits Unavailable.  If the Administrative Agent shall have determined that (a) dollar deposits in the relevant amount and for the relevant Interest Period are not available to JPMCB in its relevant market, or (b) by reason of circumstances affecting JPMCB’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, so long as the Administrative Agent shall then be taking the same action with respect to all other similar loans it may have outstanding to other borrowers, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3.  Increased LIBO Rate Loan Costs, etc.  Provided that each Lender requesting reimbursement under this Section 4.3 is then taking the same action with respect to all other similar loans it has outstanding to other borrowers of a class similar to the Borrowers (including as to the aggregate amount of credit extensions made to such other borrowers), the Borrowers agree to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans caused by the imposition of any reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) required by any central bank, regulator or other governmental authority (including the Bank of England) having authority over any Lender, in each case to the extent not already specifically addressed by the provisions of the definition of “LIBOR Reserve Percentage”, except as to any increased cost or reduced amount that results from the imposition of Taxes (liability for which is determined pursuant to Section 4.6).  The Lender requesting reimbursement under this Section shall promptly notify the Administrative Agent and KIL in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrowers directly to such Lender within ten days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers; provided, however, that the Borrowers shall have no obligation to make any payment to any Lender under this Section 4.3 unless KIL receives notice of such increased costs or reduced amounts within six months after they are incurred or realized.  Any Lender claiming any amounts payable pursuant to this Section shall use its commercially reasonable efforts (including to change its applicable lending office with respect to some or all of its LIBO Rate Loans) in order to avoid the need for or reduce the amount of any such additional amounts that would thereafter accrue, so long as such Lender will not be materially disadvantaged and such change is not inconsistent with such Lender’s internal policies.

SECTION 4.4.  Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of,

(a)           any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, including all such loss or expense arising as a result of the provisions of Section 4.11;

(b)           the Borrowers’ failure to borrow any LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c)           any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor due to the Borrowers’ action or inaction,

then, upon the written notice of such Lender to KIL (with a copy to the Administrative Agent), the Borrowers shall, within ten days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

SECTION 4.5.  Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loans made, or the Letters of Credit issued or participated in, by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case so long as such Lender shall then be taking the same action with respect to all other similar loans it may have outstanding to other borrowers, within ten Business Days following notice by such Lender to the Borrowers, the Borrowers shall pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return; provided, however, that the Borrowers shall have no obligation to make any payment to any Lender under this Section 4.5 unless the Borrowers receive notice of such reduction in rate of return within six months after the reduced rate of return is realized.  A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.  In determining such amount, such Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.  Any Lender claiming any amounts payable pursuant to this Section shall use its commercially reasonable efforts (including to change its applicable lending office with respect to some or all of its LIBO Rate Loans) to avoid or materially reduce any amounts which the Borrowers are obligated to pay pursuant to this Section 4.5, so long as such Lender will not be materially disadvantaged and such change is not inconsistent with such Lender’s internal policies.

SECTION 4.6.  Taxes.  (a)  All payments by KIL, each other Borrower or any other Guarantor of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender’s net income, net profits or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by KIL, each other Borrower or any other Guarantor hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then KIL, such Guarantor or such Borrower (as applicable) will:

(i)            pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)           promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and

(iii)          pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and each of KIL, each other Borrower and each other Guarantor will (without duplication) promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had such Taxes not been asserted provided, however, that KIL, each other Borrower or Guarantor shall not be required to pay such additional amounts to the Administrative Agent or any Lender in respect of U.S. federal withholding taxes if such Administrative Agent or Lender fails to comply with the requirements of Section 4.6(c), unless (I) any such failure to deliver a form or forms or a Section 4.6(c) Certificate or the failure of such form or forms or Section 4.6(c) Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Section 4.6(c) Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Section 4.6(c) Certificate untrue or inaccurate in a material respect, (II) a redesignation of the Lender’s lending office was made at the request of the Borrowers or (III) the obligation to pay any additional amounts or indemnify any such Lender pursuant to this clause (a) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrowers.

(b)           If either KIL, any other Borrower or any other Guarantor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, KIL, each other Guarantor and each other Borrower shall jointly and severally indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.  For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by KIL, such Guarantor and such Borrower.

(c)           Each Lender that is not organized under the laws of the United States or a State thereof shall, not later than the first payment of interest or other amounts hereunder to such Lender, deliver to each Borrower and the Administrative Agent two duly completed and executed copies of (i) Internal Revenue Service Form E-8ECI (or any successor form), (ii) W-8BEN (or any successor form) or (iii) Form W-8BEN (or any successor form) and a certificate substantially in the form of Exhibit P (a “Section 4.6(c) Certificate”), as applicable, in each case establishing a complete exemption”) from U.S. Federal withholding tax on payments of interest hereunder; provided, however, that in the case of a Lender that is not legally entitled to deliver such documentation as of the date of the first payment of interest or other amounts hereunder to such Lender, such Lender shall deliver written notice of its inability to provide such documentation on such date and no such Lender shall be obligated to deliver such documentation earlier than the date of the first payment of interest or other amounts hereunder next following the date as of which such Lender becomes legally entitled to deliver such documentation. Each such Lender shall further deliver two duly completed copies of such documentation prior to the expiration of the most recently delivered documentation (provided such Lender remains legally entitled to deliver such documentation) or when a change in circumstances (other than a change in law) renders such previous documentation obsolete or inaccurate in any material respect.  By the delivery of such documentation, such Lender shall be deemed to have represented that it is entitled to receive payments of interest hereunder without the imposition of U.S. Federal withholding tax.

(d)           In addition, any Lender claiming any indemnity payment or additional amount payable pursuant to this Section shall use commercially reasonable efforts to file any certificate or document reasonably requested by KIL or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue and such filing or change is not, in the sole determination of such Lender, inconsistent with that Lender’s internal policies.

In the event that any Lender or the Administrative Agent receives a refund in respect of Taxes as to which it has been paid additional amounts or indemnified by the Borrowers pursuant to clause (a) and such Lender or the Administrative Agent, as applicable, determines in its sole, good faith judgment that such refund is attributable to such additional amounts or indemnification, then such Lender or Administrative Agent shall promptly notify the Administrative Agent and the Borrowers and shall within 30 Business Days remit to the Borrowers an amount as such Lender or Administrative Agent determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been if the Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made.  Neither the Lenders nor the Administrative Agent shall be obligated to disclose information regarding its tax affairs or computations to the Borrowers in connection with this clause (e) or any other provision of this Section 4.6.

SECTION 4.7.  Payments, Computations, etc.  (a) Unless otherwise expressly provided, all payments by KIL, each other Borrower and each other Guarantor pursuant to this Agreement or any other Loan Document shall be made by KIL, such Guarantor and such Borrower (without duplication) to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment.  All such payments required to be made to the Administrative Agent shall be made, without setoff, recoupment, deduction, counterclaim or other defense, not later than 1:00 p.m., New York time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such extension.  The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days).  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) or (c) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(b)           Except as otherwise set forth herein, all amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the cash collateralization of all Letter of Credit Outstandings and credit exposure owing to Secured Parties under Rate Protection Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Commitment Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

SECTION 4.8.  Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (a)  the amount of such selling Lender’s required repayment to the purchasing Lender to (b)  the total amount so recovered from the purchasing Lender), of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each of KIL, each other Borrower and each other Guarantor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of KIL, such Borrower or such Guarantor in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9.  Setoff.  Each Lender shall, upon the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each of KIL, each other Borrower and each other Guarantor hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or money of each of KIL, such Guarantor and such Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8.  Each Lender agrees promptly to notify KIL, such Guarantor or such Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.10.  Defaulting Lender.  (a) Upon any Lender becoming a Defaulting Lender, (i) the Administrative Agent shall endeavor to promptly notify each other Lender of the amount owed or potentially owed, as the case may be, by such Defaulting Lender and (ii) the Commitment Amount shall be reduced by an amount equal to the unutilized portion of such Defaulting Lender’s Percentage thereof then in effect (the “Unutilized Portion”); provided, however, that, with the prior written consent of the Administrative Agent, KIL may request a non-defaulting Lender to, whereupon such non-defaulting Lender may (in its sole discretion and without the consent of any other Lender), by promptly notifying KIL and the Administrative Agent, increase its Commitment in an amount equal to the Unutilized Portion, in which case, upon receipt by KIL and the Administrative Agent of such notice, (x) the Commitment of such non-defaulting Lender shall be so increased and (y) the amount of the Commitment Amount then in effect shall be equal to the amount of the Commitment Amount in effect immediately prior to the time such Defaulting Lender became a Defaulting Lender and (iii) the Percentage of such Defaulting Lender shall be reduced to zero.

(b)           No Defaulting Lender shall be entitled to receive any fees accrued on and after the date such Lender became a Defaulting Lender.

(c)           Notwithstanding anything contained herein to the contrary, no Defaulting Lender shall be entitled to receive any payments hereunder on account of any Loans or Notes until all amounts that are due and payable with respect to any Loans as to which such Defaulting Lender is not a Lender or a participant shall have been paid in full.

(d)           Nothing in this Section shall be deemed to release any Defaulting Lender from fulfilling its obligations under this Agreement or otherwise or to prejudice the rights which KIL, the Borrowers or any other Lender or the Administrative Agent may have against any such Defaulting Lender.

SECTION 4.11.  Replacement Lender.  In the event that (a) KIL, any other Borrower or any other Guarantor becomes obligated to pay any additional material amounts to any Lender pursuant to Section 4.3 or 4.5 (which amounts are not due or payable to all Lenders generally under such Sections) or such Lender is not able to make LIBO Rate Loans pursuant to Section 4.1, as a result of any event or condition described in any of such Sections, or any Lender is subject to a withholding tax for which it seeks a gross up pursuant to Section 4.6  or (b) any Lender fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document requiring more Lenders than the Required Lender’s consent and such election, consent, amendment, waiver or other modification is otherwise consented to by Lenders holding more than 70% of the then aggregate outstanding principal amount of all Loans, Letters of Credit Outstandings and the unfunded portion of the Commitments without giving effect to the Loans, Letter of Credit Outstandings and Commitments attributable to such non-consenting Lender (any such Lender so qualifying under clause (a) or (b), an “Affected Lender”), then, unless such Affected Lender has removed or cured the conditions creating the cause of such obligation to pay such additional amounts or agrees (in the case of Taxes) not to require any Obligor to pay such gross up amount under Section 4.6, in the case of clause (a) or otherwise consents, in the case of clause (b), KIL may designate one or more Eligible Assignees (and such Affected Lender agrees to be replaced by such Eligible Assignees upon and in accordance with the terms set forth in this Section) reasonably acceptable to the Administrative Agent and Issuer (such Eligible Assignee or Eligible Assignees, upon becoming a lender or lenders, each called a “Replacement Lender”) to have assigned to it pursuant to Section 10.11.1, and to purchase, such Affected Lender’s rights and obligations with respect to its entire Loans and Commitment hereunder, without recourse to or warranty by, or expense to, such Affected Lender for a purchase price equal to the outstanding principal amount payable to such Affected Lender with respect to its Loans hereunder, plus any accrued and unpaid interest and accrued and unpaid fees in respect of such Affected Lender’s Loans and Commitment owing to such Affected Lender; provided that the Borrowers may not request the assignment of more than 30% of the Revolving Loan Commitment Amount as a result of the failure to consent to an amendment, consent, wavier or other modification to the Credit Agreement.  KIL agrees that, so long as the Borrowers are not then obligated to pay any gross up for Taxes under a Loan Document to the Administrative Agent, it will first designate the Administrative Agent as the Replacement Lender in the case of an Affected Lender that has required the Borrowers (or any Obligor) to pay any gross up for Taxes under a Loan Document and the Administrative Agent shall have the right (but be under no obligation) to have assigned to it an equal amount of the Loans and Commitments (and corresponding rights and obligations) of the Affected Lender being replaced.  In the event KIL is unable to find a Replacement Lender, KIL may, with the consent of the Required Lenders, pay the Affected Lender and amount equal to the outstanding principal amount of its Loans, plus any accrued and unpaid interest and accrued and unpaid fees in respect of such Lender’s Loans and Commitment owing to such Affected Lender and the Commitment Amount shall be irrevocably and automatically reduced by the amount of such Affected Lender’s Commitment; provided that the Revolving Loan Commitment Amount may not be reduced below $455,000,000 as a result of the removal of such Lender or Lenders.  Upon any assignment and purchase by the Replacement Lender and payment of all other amounts owing to the Affected Lender being replaced hereunder (including under Section 4.6), and the payment to the Administrative Agent of the processing fee due to it under Section 10.11.1 or the repayment by KIL of such Affected Lender’s Loans and subsequent reduction of the Commitment Amount pursuant to the preceding sentence, such Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Affected Lender with respect to its Loans and Commitment hereunder; provided that the rights of such Affected Lender pursuant to Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the rights and obligations of the Affected Lender pursuant to Article IX and Sections 10.3 and 10.4, shall survive any assignment described in this Section.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

ARTICLE V

CONDITIONS TO EFFECTIVENESS

SECTION 5.1.  Effectiveness.  The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

SECTION 5.1.1.  Resolutions, etc.  The Administrative Agent shall have received from each Borrower (i) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for each such Person and (ii) a certificate, dated the date hereof, of its Secretary or Assistant Secretary as to:

(a)           resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it;

(b)           the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document executed by it; and

(c)           upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Borrower canceling or amending such prior certificate.

SECTION 5.1.2.  Delivery of this Agreement, Notes.  The Administrative Agent shall have received (x) duly executed counterparts of this Agreement delivered by each Borrower and each Lender and (y) for the account of each Lender requesting Notes pursuant to Section 2.8, its Notes duly executed and delivered by each Borrower.

SECTION 5.1.3.  Debentures.  The Administrative Agent shall have received (a) counterparts of the Debentures, amended and modified as required to reflect the provisions of this Agreement (as reasonably determined by the Administrative Agent), each duly executed by an Authorized Officer of the owner of the property covered thereby, (b) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Debentures as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid first mortgage Lien (or, in the case of personal property, floating charge Lien) against the properties purported to be covered thereby in the full amount of the aggregate principal amount of all Credit Extensions which may at any time be outstanding, subject only to the Permitted Encumbrances, and (c) such other approvals, opinions or documents as the Administrative Agent may reasonably request with respect to the Debentures.

SECTION 5.1.4.  Exchange Approval.  The Administrative Agent shall have received a copy of a letter from The Central Bank of The Bahamas to KIBL, KIL and the other Guarantors organized under the laws of the Commonwealth of The Bahamas, in a form and substance reasonably satisfactory to the Administrative Agent, confirming that it is aware of this Agreement and the Pledge Agreements and undertaking to make available to KIBL, KIL and such Guarantors such foreign exchange as may be necessary to enable KIBL, KIL and such Guarantors to fulfill their payment obligations under this Agreement in Dollars and to pledge the collateral under the Pledge Agreements and Debentures.

SECTION 5.1.5.  Endorsement to Title Insurance Policies.  The Administrative Agent shall have received an endorsement (known as CLTA Form 110.5), dated on or about the date hereof, duly issued by the Title Insurer which issued the mortgagee’s title insurance policies on the Debentures, confirming coverage under the mortgagee’s title insurance policy on the Debentures and insuring that the Debentures constitute valid first Liens against the properties purported to be covered thereby, free and clear of all defects and encumbrances other than the Permitted Encumbrances.  In lieu of such endorsement, the Borrowers may provide a new mortgagee’s title insurance policy on the Debentures in form and substance, and in amounts, reasonably satisfactory to the Administrative Agent and its counsel, providing comparable coverage (up to a $650,000,000 limit, which limit shall increase accordingly if the Commitment Amount is increased at any time and from time to time pursuant to Section 2.2.3) to the existing mortgagee’s title insurance policy.  All premiums, title examination, surveys, departmental violations, judgment and Uniform Commercial Code search charges (as applicable) and other charges and fees shall have been paid in full or provided for in a manner reasonably satisfactory to the applicable Title Insurer and the Administrative Agent, and the Administrative Agent shall have received satisfactory evidence of such payment or provision.

SECTION 5.1.6.  Opinions of Counsel.  The Administrative Agent shall have received opinions, dated the date hereof and addressed to the Administrative Agent and all Lenders, from each of:

(a)           White & Case LLP, special counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent;

(b)           Richard Levine, General Counsel to KIL and counsel to the other Obligors, in form and substance reasonably satisfactory to the Administrative Agent; and

(c)           Giselle Pyfrom, Bahamian counsel to certain Obligors, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.7.  Effective Date Certificate.  The Administrative Agent shall have received, with counterparts for each Lender, the Borrower Effective Date Certificate, dated the date hereof, duly executed and delivered by an Authorized Officer of each Borrower, in which certificate each Borrower shall, among other things, agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such Person in all material respects, made as of such date, and, at the time such certificate is delivered on the date hereof, such statements shall in fact be true and correct in all material respects.  All documents and agreements required to be appended to the Borrower Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.8.  Fees and Expenses.  The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid by KIL and its Restricted Subsidiaries on or before the Effective Date.

SECTION 5.1.9.  Affirmation and Consent.  Each Obligor (other than a Borrower) shall have duly authorized, executed, acknowledged and delivered to the Administrative Agent the Affirmation and Consent, dated as of the Effective Date.

SECTION 5.1.10.  Solvency Certificate.  The Administrative Agent shall have received executed counterparts of a Solvency Certificate, dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.1.11.  No Material Adverse Change.  Since December 31, 2004, there shall have been no Material Adverse Effect.

SECTION 5.1.12.  Insurance Certificates.  The Administrative Agent shall have received (a) a certificate, reasonably satisfactory to the Administrative Agent, from the Borrowers’ insurance broker(s), dated as of (or a date reasonably near) the Effective Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4, identifying underwriters, types of insurance and insurance limits of each such insurance policy and stating that such insurance policy is in full force and effect and that all premiums then due thereon have been paid and (b) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates in form reasonably satisfactory to the Administrative Agent signed by the insurer or a broker authorized to bind the insurer) naming the Administrative Agent (in the case of liability policies) as joint loss payee on behalf of the Secured Parties.

SECTION 5.2.  All Credit Extensions.  The obligation of each Lender to fund any Loan or the Issuer to issue any Letter of Credit on the occasion of any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth in Sections 5.2.1, 5.2.2 and 5.2.3.

SECTION 5.2.1.  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

(a)           the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)           no Default shall have then occurred and be continuing.

SECTION 5.2.2.  Credit Extension Request.  Except with respect to Borrowings of Swingline Loans, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended.  Each delivery of a Borrowing Request or Issuance Request (or telephonic request for Borrowing of a Swingline Loan) and the acceptance by the applicable Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the relevant Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION 5.2.3.  Payment of Debenture Taxes.  In the event the aggregate principal amount and Stated Amount of Credit Extensions outstanding after giving effect to any proposed Credit Extension hereunder will be in excess of the amount set forth in the column below entitled “Aggregate Outstandings”, the Borrowers will, unless otherwise agreed by the Administrative Agent in its sole discretion, provide (a) evidence reasonably satisfactory to the Administrative Agent prior to such Borrowing that the Borrowers have paid an amount of taxes necessary to make the Debentures creating and/or perfecting the Liens on any assets securing the Obligations valid and enforceable up to the amount of Obligations set forth in the column below entitled “Stamp Tax Amount”, (b) reasonably satisfactory Lien searches or search reports covering the assets located in The Bahamas showing that there are no new Liens on such assets since the Effective Date that would be senior to the Obligations and (c) evidence reasonably satisfactory to the Administrative Agent that the title insurance policies cover Obligations equal to set forth in the column below entitled “Stamp Tax Amount”:

Aggregate Outstandings	Stamp Tax Amount

$360,000,000	$425,000,000

$410,000,000	$465,000,000

$450,000,000	$500,000,000

$485,000,000	$550,000,00

$535,000,000	$600,000,000

$585,000,000	$650,000,000

$635,000,000	$700,000,000

$685,000,000	$750,000,000

$735,000,000	$800,000,000

$785,000,000	$850,000,000

$835,000,000	$900,000,000

SECTION 5.2.4.  Satisfactory Legal Form.  All documents executed or submitted pursuant to Section 5.2 by or on behalf of KIL or any of its Restricted Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuer and the Administrative Agent to enter into this Agreement and to make Credit Extensions hereunder, each of the Borrowers represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VI.

SECTION 6.1.  Organization, etc.  Each of KIL and the Obligors is a corporation or partnership validly organized and existing and in good standing under the laws of the State or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification (except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect), and has full power and organizational authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2.  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each of the Borrowers of this Agreement and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it are within such Borrower’s and each such other Person’s corporate or partnership powers (as applicable), have been duly authorized by all necessary corporate or partnership action (as applicable), and do not:

(a)           contravene such Borrower’s or other Person’s Organic Documents;

(b)           contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting any Borrower or any such other Person, which contravention would reasonably be expected to have a Material Adverse Effect; or

(c)           result in, or require the creation or imposition of, any Lien on any of any Borrower’s or any such other Person’s properties, other than pursuant to a Loan Document.

SECTION 6.3.  Government Approval, Regulation, etc.  Except for those that have been duly obtained or made and are in full force and effect, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrowers or any other Obligor of this Agreement or any other Loan Document to which it is a party.  Neither KIL nor any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.4.  Validity, etc.  This Agreement constitutes, and each other Loan Document executed by a Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms; except, in any case above, as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and to equitable principles (including concepts of materiality, reasonableness, good faith, fair dealing, and unconscionability), regardless of whether considered in a proceeding in equity or at law.

SECTION 6.5.  Financial Information.  The consolidated balance sheet of KIL and its Subsidiaries as at December 31, 2004, and the related consolidated statements of earnings and cash flow of KIL and its Subsidiaries, have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the consolidated Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6.  No Material Adverse Change.  Since December 31, 2004, there has been no material adverse change in the financial condition, operations, assets, business or properties of KIL and its Restricted Subsidiaries, taken as a whole.

SECTION 6.7.  Litigation, Labor Controversies, etc.  Except as disclosed in Item 6.7 of the Disclosure Schedule:

(a)           no labor controversy, litigation, arbitration or governmental investigation or proceeding is pending or, to the knowledge of any Borrower, threatened, against KIL or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect; and

(b)           no development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to clause (a) which would reasonably be expected to have a Material Adverse Effect.

SECTION 6.8.  Subsidiaries.  KIL does not have any Subsidiaries, except those Subsidiaries:

(a)           which are identified in Item 6.8(a) (“Existing Subsidiaries”) of the Disclosure Schedule; or

(b)           which are permitted to have been acquired in accordance with Section 7.2.5 or 7.2.10.

Significant Subsidiaries as of the Effective Date are identified with an asterisk on Item 6.8(a) of the Disclosure Schedule.  Each Significant Subsidiary as well as each Borrower that has executed a Pledge Agreement or a supplement to a Pledge Agreement is listed on Item 6.8(b) of the Disclosure Schedule.

SECTION 6.9.  Ownership of Properties.  The Borrowers and each of their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries owns good and valid title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except (a) as permitted pursuant to Section 7.2.3 or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10.  Taxes.  The Borrowers and each of their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries has filed all material tax returns and reports required by law to have been filed by it and has paid or will pay when due all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books except, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.11.  Pension and Welfare Plans.  Except as could not reasonably be expected to have a Material Adverse Effect, (a) during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, and since such date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, (b) no condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by KIL or any member of its Controlled Group of any liability, fine or penalty or (c) neither KIL nor any member of its Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12.  Environmental Warranties.  Except as set forth in Item 6.12 (“Environmental Matters”) of the Disclosure Schedule:

(a)           all facilities and property (including underlying groundwater) owned or leased by KIL or any of its Subsidiaries have been, and continue to be, owned or leased by KIL and its Subsidiaries in compliance with all Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)           there are no pending and, to the knowledge of any Borrower, (i) there are no threatened and (ii) have been no past,

(i)            claims, complaints, notices or requests for information received by KIL or any of its Subsidiaries with respect to any alleged violation of any Environmental Law that if proven true could reasonably be expected to have a Material Adverse Effect; or

(ii)           complaints, notices or inquiries to KIL or any of its Subsidiaries regarding potential liability under any Environmental Law that if proven true could reasonably be expected to have a Material Adverse Effect;

(c)           there have been no Releases of Hazardous Materials at, on or under any property now or, to the knowledge of any Borrower, previously owned or leased by KIL or any of its Subsidiaries that, singly or in the aggregate, have, or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or properties of KIL and its Subsidiaries, taken as a whole;

(d)           KIL and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters which are necessary for their businesses except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(e)           no property now or previously owned or leased by KIL or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list of sites requiring investigation or clean-up except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(f)            there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or, to the knowledge of any Borrower, previously owned or leased by KIL or any of its Subsidiaries that, singly or in the aggregate, have, or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or properties of KIL and its Subsidiaries, taken as a whole;

(g)           neither KIL nor any Subsidiary of KIL has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to claims against KIL or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA except in each case where such claims could not reasonably be expected to have a Material Adverse Effect;

(h)           to the knowledge of the Borrowers, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by KIL or any Subsidiary of KIL that, singly or in the aggregate, have, or would reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or properties of KIL and its Subsidiaries, taken as a whole; and

(i)            to the knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by KIL or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would reasonably be expected to give rise to any liability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13.  Regulations U and X.  None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used, directly or indirectly, for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X.  Margin stock constitutes less than 25% of those assets of any Borrower, which are subject to any limitation on sale, pledge, or other restrictions hereunder.  Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.14.  Accuracy of Information.

(a)           All factual information furnished by or on behalf of KIL or its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby and all other such factual information hereafter furnished by or on behalf of KIL or its Subsidiaries to the Administrative Agent or any Lender pursuant to the terms of this Agreement will, when taken as a whole, be true and accurate in all material respects on the date as of which such information is dated or certified and as of the Effective Date, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information, when taken as a whole, not misleading; provided that any projections and pro forma financial information shall be excluded for the purposes of this clause (a).

(b)           Any projections and/or pro forma financial information contained in any of the information and data furnished by or on behalf of KIL or its Subsidiaries in writing to the Administrative Agent hereunder were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 6.15.  Protection under Security Instruments.  The Debentures, together with the financing statements (if any) filed with respect thereto, constitutes a valid, first mortgage lien on, and (where applicable), a valid perfected floating lien on and security interest in, the property subject thereto, subject only to Permitted Encumbrances.

SECTION 6.16.  Insurance.  KIL or its Restricted Subsidiaries have obtained or caused to be obtained insurance coverage covering the Bahamas Property which meets in all material respects the requirements of this Agreement, and such coverage is in full force and effect.

SECTION 6.17.  Seniority of Obligations, etc.  The Subordination Provisions of the Subordinated Notes and contained in each Subordinated Note Indenture will be enforceable against the holders of the Subordinated Notes by the holder of any “Senior Indebtedness”, “Senior Debt” or similar term referring to the Obligations, as applicable in such Subordinated Note Indenture, which has not effectively waived the benefits thereof.  All monetary Obligations, including those to pay principal of and interest (including post-petition interest, whether or not permitted as a claim under applicable law) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute (or will constitute) “Senior Indebtedness”, “Senior Debt” or similar term referring to the Obligations, as applicable in such Subordinated

Note Indenture, and all such Obligations are (or will be) entitled to the benefits of the subordination created by such Subordinated Note Indenture.  KIL and each of its Restricted Subsidiaries acknowledges that each Lender Party is entering into this Agreement, and is extending its Commitments, in reliance upon the Subordination Provisions of (or to be contained in) each Subordinated Note Indenture, the Subordinated Notes and this Section.

ARTICLE VII

COVENANTS

SECTION 7.1.  Affirmative Covenants.  Each of the Borrowers agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, each of the Borrowers will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1.  Financial Information, Reports, Notices, etc.  KIL will furnish, or will cause to be furnished, to each Lender, the Issuer and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)           as soon as available and in any event within the earliest of (i) 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of KIL, (ii) if KIL is a public reporting company at such time, such earlier date as the SEC requires the filing of such information and (iii) such date that KIL is required to deliver such information to the holders of any Subordinated Notes, consolidated balance sheets of KIL and its Subsidiaries and the KIBL Group (as applicable) as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of KIL and its Subsidiaries and the KIBL Group (as applicable), in each case for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of KIL;

(b)           as soon as available and in any event within the earliest of (i) 105 days after the end of each Fiscal Year of KIL, (ii) if KIL is a public reporting company at such time, such earlier date as the SEC requires the filing of such information, and (iii) such date that KIL is required to deliver such information to the holders of any Subordinated Notes, a copy of the annual audit report for such Fiscal Year for KIL and its Subsidiaries, including therein a consolidated balance sheet of KIL and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of KIL and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) by (i) Deloitte & Touche LLP, (ii) any nationally recognized public accountant or (iii) other independent public accountant acceptable to the Required Lenders, together with a certificate from such accountant containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 7.2.4;

(c)           commencing with the period ending September 30, 2005, (A) as soon as available and in any event within the time periods set forth above in clauses (a) and (b) for the relevant Fiscal Quarter, a Compliance Certificate, executed by the chief financial

Authorized Officer of KIL, (i) showing compliance with the financial covenants set forth in Section 7.2.4, (ii) showing the amount of Capital Expenditures that were made during such Fiscal Quarter, and (iii) certifying as to the absence of any Default and (B) within 60 days after the end of each Fiscal Year of KIL, a certificate in substantially the form of Exhibit G from the chief financial Authorized Officer of KIL showing the calculation (estimated in good faith, subject to adjustment upon delivery of the Compliance Certificate for such Fiscal Year end within 105 days after the end of such Fiscal Year) of the Total Leverage Ratio as of such Fiscal Year end;

(d)           as soon as possible and in any event within five days after an executive officer of KIL knows of the occurrence of a Default, a statement of the chief financial Authorized Officer of KIL setting forth details of such Default and the action which KIL has taken and proposes to take with respect thereto;

(e)           as soon as possible and in any event within five days after an executive officer of KIL knows of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and copies of all documentation relating thereto;

(f)            promptly after the sending or filing thereof, copies of all reports which KIL sends to any of its securityholders, and all reports and registration statements which KIL or any of its Restricted Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g)           immediately upon becoming aware of the institution of any steps by any Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Borrower of any liability, fine or penalty, or any increase in the contingent liability of any Borrower with respect to any post-retirement Welfare Plan benefit, that, in each case in this clause could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(h)           promptly following any amendment, waiver or other modification made to the Relinquishment Agreement or the Omnibus Termination Agreement, or delivery of any notice of default or termination of the Relinquishment Agreement or the Omnibus Termination Agreement, a copy of such amendment, waiver, modification or notice;

(i)            to the extent not duplicative of the Borrowers’ obligations under this Agreement or any Loan Document, promptly following the delivery or receipt, as the case may be, of any written notice or communication required to be delivered to the trustee (or paying agent, as the case may be) pursuant to, and in accordance with the terms of, any Subordinated Note Indenture or any of the Subordinated Notes, a copy of such notice or communication;

(j)            within 30 days of the Effective Date, the Administrative Agent shall have received evidence reasonably satisfactory to it that, based on the Borrowers’ projections, an amount equal to at least (i) 50%, during each of the first two years from the Effective Date and (ii) 40% during the third year from the Effective Date, of the Borrowers’ aggregate principal amount of funded Indebtedness for borrowed money is projected to be accruing interest at a fixed rate of interest for such periods (whether by entering into interest rate swap, cap, collar or similar arrangements and including such Indebtedness of the Borrowers accruing interest at a fixed rate by its terms and the Rate Protection Agreements outstanding on the Effective Date); and

(k)           within a reasonable period, such other information respecting the condition or operations, financial or otherwise, of KIL or any of its Restricted Subsidiaries as the Issuer or any Lender through the Administrative Agent may from time to time reasonably request in writing.

SECTION 7.1.2.  Compliance with Laws, etc.  Each Borrower will, and will cause each of their respective Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, such compliance to include:

(a)           in the case of the Borrowers and their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries, the maintenance and preservation of its corporate existence (except as otherwise permitted by this Agreement) and qualification as a foreign corporation; and

(b)           the payment, before the same becomes delinquent, of all material taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 7.1.3.  Maintenance of Properties.  Each Borrower will, and will cause each of their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries to, maintain, preserve, protect and keep its properties in reasonably good repair, working order and condition (ordinary wear and tear excepted and taking into account any construction on such properties relating to Atlantis Phase III), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless (x) the failure to do so could not reasonably be expected to have a Material Adverse Effect or (y) KIL determines in good faith that the continued maintenance of any of their respective properties (other than the Core Assets) is no longer economically desirable.

SECTION 7.1.4.  Insurance.  Each Borrower will, and will cause each of their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses, including “all risks” insurance without exclusion for the perils of hurricane or terrorism on the Bahamas Property and on the buildings, inventory, furnishings, fittings and equipment situated thereon or in transit thereto, in an amount not less than $150,000,000 with a deductible of not more than $15,000,000 per occurrence for the first two (not exceeding in all events $30,000,000).  Each Borrower will, upon request of the Administrative Agent, furnish to the Lender Parties at reasonable intervals a certificate of an Authorized Officer of KIL setting forth the nature and extent of all insurance maintained by the Borrowers and their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries in accordance with this Section.  For so long as the Bahamas Property and the buildings situated thereon are subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, KIBL will, and will cause its Restricted Subsidiaries to, note the Administrative Agent’s interest as joint loss payee with KIBL (or such Restricted Subsidiary) on behalf of the Secured Parties (to the extent of their interest) on all insurance policies relating to the Bahamas Property and on the buildings situated thereon.  The Borrowers’ will promptly notify the Administrative Agent of any change in coverage, including any calculation of or reduction in coverage amounts on the Bahamas Property.

SECTION 7.1.5.  Books and Records.  Each Borrower will, and will cause each of their respective Significant Subsidiaries and Quasi-Restricted Subsidiaries to, keep books and records which accurately reflect in all material respects all of their respective business affairs and transactions and permit the Administrative Agent, the Issuer and each Lender or any of their respective representatives, at reasonable times and intervals during normal business hours, and upon reasonable prior notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and each Borrower hereby authorizes such independent public accountant to discuss its and such Subsidiaries’ financial matters with each Lender or its representatives so long as no Event of Default has occurred and is continuing, a representative of any Borrower or such Subsidiary is present during such discussion unless (i) such Borrower or such Subsidiary waives the right to be present or (ii) an Event of Default has occurred and is continuing) and to examine any of its books or other corporate records; provided that the Administrative Agent, the Issuer, the Lenders and their respective representatives shall comply with the confidentiality obligations set forth in Section 10.16 and that they shall not disrupt the personnel and operations of the Borrowers and their Subsidiaries.  Following the occurrence of an Event of Default, KIL shall pay any reasonable documented fees of such independent public accountant incurred in connection with the Administrative Agent’s, the Issuer’s or any Lender’s exercise of its rights pursuant to this Section.

SECTION 7.1.6.  Environmental Covenant.  Each Borrower will, and will cause each of their respective Subsidiaries to,

(a)           use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)           immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to compliance with Environmental Laws except where the content of such claims, complaints, notices or inquiries could not reasonably be expected to have a Material Adverse Effect; and

(c)           provide such information and certifications which the Administrative Agent may reasonably request in writing from time to time to evidence compliance with this Section 7.1.6.

SECTION 7.1.7.  Future Investments in Significant Subsidiaries.  To the extent permitted by this Agreement,

(a)           upon any Borrower or any Guarantor directly or indirectly acquiring additional capital stock of or other equity interests in any Person that constituted a Pledged Share Issuer (as defined in a Pledge Agreement);

(b)           upon KIL or any Restricted Subsidiary of KIL directly or indirectly acquiring or otherwise having a Significant Subsidiary (including if a non-Significant Subsidiary becomes a Significant Subsidiary) following the Effective Date; or

(c)           upon KIL or any of its Restricted Subsidiaries directly or indirectly making an Investment in a Person;

KIL shall notify the Administrative Agent of such acquisition, and shall cause any Significant Subsidiary acquired or designated after the Effective Date to execute and deliver a Security Agreement and, if such Person owns any real property with a fair market value in excess of $10,000,000, a Mortgage (or, if applicable, a supplement to an existing Mortgage), and any other instruments, documents or filings reasonably requested by the Administrative Agent to perfect its security interest in the collateral described in such Security Agreement and such Mortgage, and KIL and each other Obligor shall, pursuant to a Pledge Agreement (as supplemented, if necessary, by a Foreign Pledge Agreement), pledge to the Administrative Agent, for its benefit and that of the Secured Parties, (i) in the case of clauses (a) and (b) above, all of the additional or outstanding capital stock or equity interests so acquired within 60 days of acquisition or (ii) in the case of clause (c) above, the promissory note, duly endorsed in favor of the Administrative Agent (if such Investment is by way of a loan or advance) or the capital stock, equity or other ownership interest in a Significant Subsidiary (if such Investment is in the form of other than a loan or advance), in each case made or issued by each Borrower and each Significant Subsidiary that is in the chain of ownership in connection with such Investment, and, in the case of clauses (a), (b) and (if applicable) (c) above, also deliver to the Administrative Agent undated stock powers for such certificates, executed in blank (or, if any such shares of capital stock or equity interests are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities or equity interests has been transferred to and perfected by the Administrative Agent, for the benefit of the Issuer and the Lenders, in accordance with Article 8 and Article 9 of the U.C.C. or any other analogous local law which may be applicable), and to the extent any Restricted Subsidiary designated as a Significant Subsidiary is not already a party to a Guaranty, such Significant Subsidiary shall execute and deliver to the Administrative Agent a Guaranty Supplement together with, if requested by the Administrative Agent, such opinions of legal counsel for the Obligors from counsel reasonably satisfactory to the Administrative Agent relating thereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing requirements, KIL agrees that it will cause each Restricted Subsidiary that is required to deliver a guaranty of any Subordinated Debt to also execute and deliver a Guaranty Supplement to the Administrative Agent prior to or contemporaneously delivering a guaranty of Subordinated Debt.

SECTION 7.1.8.  Use of Proceeds.  The Borrowers shall apply the proceeds of each Credit Extension in accordance with the seventh recital.  The Borrowers hereby agree that no proceeds of any Credit Extension will be used to make an Investment or other acquisition of all or any portion of the capital stock or other equity interest in any Person if such Investment or acquisition is formally opposed (and such opposition has not been revoked or otherwise nullified) in writing by the board of directors (or equivalent managerial body) of such Person prior to the expenditure of any funds in connection therewith.

SECTION 7.1.9.  Priority of Lenders’ Liens.  Each Borrower will, and will cause their Restricted Subsidiaries to, do all things requested by the Administrative Agent that are reasonably necessary to ensure that at all times the claims of the Secured Parties against the Obligors under this Agreement and the other Loan Documents that provide for Collateral Documents are prior to and superior to the claims of all other creditors, except as expressly permitted in this Agreement.

SECTION 7.1.10.  Access to Property.  Each Borrower shall permit the Administrative Agent and its agents, consultants, employees and representatives access to inspect its material properties upon giving reasonable prior written notice.

SECTION 7.1.11.  Other Amounts.  KIL shall maintain deposits in an interest-bearing collateral account with the Administrative Agent in an amount reasonably requested from time to time by, and on terms and conditions satisfactory to, the Administrative Agent sufficient to pay any duties that may become due with respect to the Loan Documents, which amount may be applied by the Administrative Agent to the payment of such duties at any time after the occurrence and during the continuance of an Event of Default.

SECTION 7.2.  Negative Covenants.  Each of the Borrowers agrees with the Administrative Agent, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, each of the Borrowers will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1.  Business Activities.  KIL will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity, except those described in the first recital, the development and sale of time sharing and resort home properties, and (in each case), such activities as may be incidental or related thereto and reasonable extensions thereof.

SECTION 7.2.2.  Indebtedness.  KIL will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)           Indebtedness of the Borrowers and the Guarantors in respect of the Credit Extensions and other Obligations;

(b)           unsecured Indebtedness of a Borrower owing to a Restricted Subsidiary of KIL (including another Borrower), but only if such Borrower and such Restricted Subsidiary have executed and delivered to the Administrative Agent a Subordination Agreement and such Indebtedness shall be evidenced by a note (which shall, unless the Administrative Agent shall otherwise agree, be substantially in the form of Exhibit A to a Pledge Agreement and shall, pursuant to a Pledge Agreement, be pledged to the Administrative Agent for its benefit and that of the Secured Parties);

(c)           Indebtedness which is identified in Item 7.2.2(c) of the Disclosure Schedule (including all refinancing of such Indebtedness and commitments related thereto (together with interest thereon and call, consent and/or tender premiums and costs) so long as it matures on the same date or later than the original Indebtedness) (“Ongoing Indebtedness”);

(d)           Indebtedness which is incurred by KIL or any of its Restricted Subsidiaries to finance the acquisition of any assets permitted to be acquired pursuant to Section 7.2.7 (including all refinancings of such Indebtedness);

(e)           unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness of the types set forth in clauses (a), (b) and (c) of the definition of Indebtedness or Contingent Liabilities in respect of such types of Indebtedness);

(f)            Indebtedness in respect of Capitalized Lease Liabilities to the extent permitted in Section 7.2.7 (including all refinancings of such Indebtedness);

(g)           Indebtedness of Guarantors (other than a Borrower) owing to a Borrower; provided that such Indebtedness shall not result in such Borrower being treated as a conduit entity within the meaning of U.S. Treasury regulations section 1.881-3(a)(2)(ii)(B)(2)(iii) and which shall be evidenced by a note (which shall, unless the Administrative Agent shall otherwise agree, be in the form of Exhibit A to the applicable Borrower Pledge Agreement and shall, pursuant to a Borrower Pledge Agreement, be pledged to the Administrative Agent for its benefit and that of the Secured Parties);

(h)           Indebtedness of a Guarantor (other than a Borrower) owing to another Guarantor (other than a Borrower); provided that such Indebtedness shall not result in such Guarantor being treated as a conduit entity within the meaning of U.S. Treasury regulations section 1.881-3(a)(2)(ii)(B)(2)(iii) and which shall be evidenced by a note (which shall, unless the Administrative Agent shall otherwise agree, be in the form of Exhibit A to the Subsidiary Pledge Agreement) and shall, pursuant to a Subsidiary Pledge Agreement, be pledged to the Administrative Agent for its benefit and that of the Secured Parties;

(i)            unsecured Subordinated Debt of KIL or any Guarantor;

(j)            Indebtedness of a Restricted Subsidiary (other than a Guarantor) owing to another Restricted Subsidiary that is not a Guarantor;

(k)           Indebtedness of KIL or its Restricted Subsidiaries in the form of Contingent Liabilities of the obligations of third parties;

(l)            Indebtedness of KIL or its Restricted Subsidiaries in the form of Contingent Liabilities of the obligations of any Restricted Subsidiary or any other Person (including a joint venture) in which KIL /or its Affiliates has at least a 33.0% equity interest or which is developed, managed or controlled by KIL and/or its Affiliates;

(m)          other unsecured senior Indebtedness of KIL or any Guarantor, so long as both immediately before and immediately after the incurrence of such Indebtedness, no Default has occurred and is continuing or would result therefrom; and

(n)           other Indebtedness of KIL or any Guarantor in an aggregate amount at any time outstanding not to exceed $10,000,000;

provided, however, that no Indebtedness otherwise permitted by clause (d) or clauses (f) through (and including) (n) shall be permitted if, either before or after giving effect to the incurrence of such Indebtedness (calculated as if such Indebtedness were incurred on the last day of the most recent Fiscal Quarter end preceding the incurrence of such Indebtedness and including all Indebtedness incurred since such date), any Default under Section 7.2.4 or any other Event of Default has occurred and is then continuing or, on a pro forma basis, would result therefrom.

SECTION 7.2.3.  Liens.  KIL will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)           Liens securing payment of the Obligations granted pursuant to any Loan Document and Permitted Encumbrances;

(b)           Liens to secure payment of Indebtedness of the type permitted and described in clause (c) of Section 7.2.2;

(c)           Liens granted to secure payment of Indebtedness of the type permitted and described in clauses (d) or (f) of Section 7.2.2 and covering only those assets acquired with the proceeds of such Indebtedness;

(d)           Liens for taxes, assessments or other governmental charges or levies not at the time delinquent for more than 60 days or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e)           Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens arising in the ordinary course of business for sums not overdue for more than 60 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)            Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(g)           judgment Liens (x) in existence less than 60 days after the entry thereof (y) with respect to which execution has been stayed or (z) the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

(h)           Liens granted by KIL or any of its Restricted Subsidiaries granted to any holder of Indebtedness of KIL or such Restricted Subsidiary other than Subordinated Noteholders (or trustees or representatives of Subordinated Noteholders) to secure Indebtedness other than Subordinated Debt, consisting of a security interest in cash, Cash Equivalent Investments and/or marketable securities to secure obligations of KIL or such Restricted Subsidiaries which are incurred pursuant to clause (k) of Section 7.2.2; provided that, the Secured Parties hereby agree that (x) the Lien in such cash, Cash Equivalent Investments and/or marketable securities created by the Loan Documents shall be automatically subordinated to any Lien permitted under this clause in respect of the Indebtedness incurred under clause (k) of Section 7.2.2 and (y) they shall have no Lien on, prior to the Effective Date, a deposit of $125,000,000 and, on and after the Effective Date, a deposit of $200,000,000, in each case, cash, Cash Equivalent Investments and/or marketable securities deposited by KIL or such Restricted Subsidiary to secure KIL or such Restricted Subsidiary’s obligations to contribute equity capital under a certain joint venture agreement with respect to the Atlantis, The Palm resort development in Dubai, U.A.E.;

(i)            Liens on deposits or similar payments made in connection with Investments permitted by Section 7.2.5 or the acquisition of assets permitted by the terms of this Agreement; provided that the maximum aggregate amount of such deposits or similar payments shall not exceed $20,000,000;

(j)            Liens incurred in connection with the extension, renewal or refinancing of Indebtedness secured by the Liens described in clauses (b), (c) or (i) above; provided that any extension, renewal or replacement Lien shall (i) be limited to the property covered by the existing Lien and (ii) secure Indebtedness which is no greater in amount and have material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien; and

(k)           Liens securing Indebtedness permitted to be incurred pursuant to clause (n) of Section 7.2.2.

SECTION 7.2.4.  Financial Condition.  KIL will not permit:

(a)           the Interest Coverage Ratio as of the last day of any Fiscal Quarter ending on or about a date set forth below to be less than 2.50:1.

(b)           the Total Leverage Ratio as of the last day of any Fiscal Quarter ending on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter Ending	Total Leverage Ratio

On or prior to December 31, 2005	6.50:1
January 1, 2006 through March 31, 2007	6.75:1
April 1, 2007 through June 30, 2007	6.50:1
July 1, 2007 through September 30, 2007	6.25:1
October 1, 2007 through December 31, 2007	6.00:1
January 1, 2008 through December 31, 2008	5.50:1
January 1, 2009 through December 31, 2009	5.25:1
January 1, 2010 and thereafter	5.00:1

(c)           the Senior Leverage Ratio as of the last day of any Fiscal Quarter ending on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter Ending	Senior Leverage Ratio

On or prior to June 30, 2007	3.50:1
July 1, 2007 through December 31, 2007	3.25:1
January 1, 2008 and thereafter	3.00:1

SECTION 7.2.5.  Investments.  KIL will not, and will not permit any of its Restricted Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication):

(a)           Investments identified in Item 7.2.5(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b)           Cash Equivalent Investments;

(c)           Investments permitted as Indebtedness pursuant to clauses (b), (c), (g), (h), (i), (j), (k), (l) and (m) of Section 7.2.2;

(d)           in the ordinary course of business, Investments by KIL in the Guarantors, or by any Guarantor in any other Guarantor, by way of contributions to or purchases of capital to the extent that all capital stock of other equity interests evidencing such Investments are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 7.1.7;

(e)           Investments in a venture (or in a Person engaged in a venture) of the type permitted by Section 7.2.1, whether or not such Investment is in a Subsidiary of KIL, or,

after giving effect to such Investment, the Person in which such Investment is made becomes a Subsidiary of KIL, so long as the Total Leverage Ratio as of the last day of the most recent Fiscal Quarter end was less than 4.5:1 calculated as if such Investment was made on such date and including all Indebtedness incurred since such date;

(f)            subject to Section 7.2.1, Investments in an aggregate amount not to exceed $400,000,000 plus the sum of (i) 100% of Net Equity Proceeds (if any) received by KIL from and after July 7, 2004, plus (ii) 50% of Net Income of KIL and its Restricted Subsidiaries for each of the full Fiscal Quarters occurring from and after January 1, 2004 (without deduction for losses);

(g)           Investments existing on June 30, 2005 and identified in Item 7.2.5(g) of the Disclosure Schedule;

(h)           Investments in Atlantis, The Palm in an aggregate amount not to exceed $125,000,000; and

(i)            Investments in Resort Co. and SAMAZ, the joint venture entities established for the Magazan resort casino project in Morocco, or their successor entities, up to an aggregate amount not to exceed $55,000,000;

provided, however, that:

(j)            any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(k)           no Investment otherwise permitted by clauses (e), (f), (h), or (i) shall be permitted to be made if, immediately before or after giving effect thereto, any Default of the type set forth in clauses (a) through (d) of Section 8.1.9 or any other Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 7.2.6.  Restricted Payments, etc.  KIL will not, and will not permit any of its Restricted Subsidiaries to,

(a)           declare or make a Restricted Payment or make any deposit for any Restricted Payment; provided that notwithstanding the foregoing, KIL shall be permitted to declare or make Restricted Payments, so long as both before and after giving effect to such Restricted Payment, no Default has occurred and is continuing or would result therefrom:

(i)            in an unlimited amount if (x) as of the last day of the most recent Fiscal Quarter end, the Total Leverage Ratio was less than 4.5:1, and (y) KIL shall have delivered a Compliance Certificate to the Administrative Agent certifying to that effect and evidencing, on a pro forma basis after giving effect to such Restricted Payment, compliance with each of the covenants set forth in

Section 7.2.4 and after giving effect to such Restricted Payment, the Total Leverage Ratio, on a pro forma basis, remains less than 4.5:1; or

(ii)           when aggregated with the amount used to prepay, purchase, redeem or defease Subordinated Debt under clause (b)(ii)(B), in an aggregate amount up to $75,000,000 per Fiscal Year (except in Fiscal Year 2006 during which such amount shall be up to $100,000,000), when aggregated with the amount of Subordinated Notes prepaid, purchased, redeemed or defeased under clause (b)(ii), if the requirements of clause (a)(i) above are not met.

(b)           (i)  make any payment or prepayment of principal of, or interest on, any Subordinated Notes (A) on any day other than, in the case of interest only, the stated scheduled date for such payment of interest set forth in the applicable Subordinated Notes or in the applicable Subordinated Note Indenture, or (B) which would violate the terms of the Subordination Provisions of such Subordinated Note Indenture; or (ii) redeem, purchase or defease any Subordinated Notes; provided, that notwithstanding the foregoing, KIL shall be permitted to prepay, purchase, redeem or defease Subordinated Notes, so long as both before and after giving effect thereto, no Default has occurred and is continuing or would result therefrom,

(A) in an unlimited amount if (x) as of the last day of the most recent Fiscal Quarter end, the Total Leverage Ratio was less than 4.5:1, and (y) KIL shall have delivered a Compliance Certificate to the Administrative Agent certifying to that effect and evidencing, on a pro forma basis after giving effect to thereto, compliance with each of the covenants set forth in Section 7.2.4 and after giving effect to thereto, the Total Leverage Ratio, on a pro forma basis, remains less than 4.5:1;

(B)  the principal amount so paid, prepaid, purchased, redeemed or defeased which does not meet the requirements of clauses (b)(A)(x)-(z), when aggregated with the amount of Restricted Payments paid under clause (a)(ii), does not exceed $75,000,000 in the aggregate during any Fiscal Year (except in Fiscal Year 2006 during which such amount shall not exceed $100,000,000); or

(C)  such Subordinated Notes are being prepaid, purchased, redeemed or defeased with the proceeds of new Subordinated Notes otherwise permitted hereunder to be issued;

(c)           make any deposit for any of the foregoing purposes in excess of the amounts permitted by clause (a) or (b).

provided, however, that to the extent the amount of all Restricted Payments under clause (a) and all payments and prepayments of principal of, and interest on, any Subordinated Notes under clause (b) actually made during any Fiscal Year are less than $75,000,000 in the aggregate during such Fiscal Year (or less than $100,000,000 in the aggregate during Fiscal Year 2006), then such unused amount may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by KIL to the Administrative Agent in the Compliance

Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to KIL and its Restricted Subsidiaries using the $75,000,000 base amount for such succeeding Fiscal Year (or the $100,000,000 base amount for Fiscal Year 2006)).

SECTION 7.2.7.  Capital Expenditures, etc.  KIL will not, and will not permit any of its Restricted Subsidiaries to, make or commit to make Capital Expenditures in connection with the maintenance or restoration of existing assets or to acquire fixed assets to replace other fixed assets no longer useful in the business of KIL and its Restricted Subsidiaries which in any Fiscal Year aggregate in excess of (i) $50,000,000 prior to the official opening of the Atlantis Phase III expansion and (ii) $75,000,000 thereafter; provided, however, that to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year without giving effect to this proviso exceeds the aggregate amount of Capital Expenditures actually made during such Fiscal Year, such excess amount may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by KIL to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to KIL and its Restricted Subsidiaries using the $50,000,000 or $75,000,000 base amount, as applicable, for such succeeding Fiscal Year, without giving effect to such carry-forward).  The Lenders acknowledge and agree that, except as to the limitations set forth above, KIL and its Restricted Subsidiaries shall be permitted to make other Capital Expenditures.

SECTION 7.2.8.  Transactions with Affiliates.  KIL will not, and will not permit any of its Restricted Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to KIL or such Restricted Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of KIL or such Restricted Subsidiary with a Person which is not one of its Affiliates.

SECTION 7.2.9.  Restrictive Agreements, etc.  The Borrowers will not, and will not permit any of their respective Significant Subsidiaries or Quasi-Restricted Subsidiaries to, enter into any agreement (excluding (i) this Agreement and any other Loan Document, (ii) in the case of clause (a)(i) below, any agreement governing any Indebtedness permitted by clause (d) or (f) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness and (iii) in the case of clause (a) below, as required under applicable laws binding on KINA and its Restricted Subsidiaries) prohibiting:

(a)           the (i) creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or (ii) ability of KIL or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

(b)           the ability of the Borrowers or any of their respective Significant Subsidiaries or Quasi-Restricted Subsidiaries to make any payments, directly or indirectly, to any Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on Investments, or the ability of any Borrower or any such

Significant Subsidiary or Quasi-Restricted Subsidiary to make any payment, directly or indirectly, to any Borrower.

SECTION 7.2.10.  Consolidation, Merger, etc.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all of the capital stock or all or substantially all of the assets of any Person (or of any division or line of business thereof) except:

(a)           any wholly-owned Subsidiary that is a Guarantor may liquidate or dissolve voluntarily into, and may merge with and into, KIL or any other wholly-owned Subsidiary that is a Guarantor, and the assets or stock of any wholly-owned Subsidiary that is a Guarantor may be purchased or otherwise acquired by KIL or any other wholly-owned Subsidiary that is a Guarantor;

(b)           so long as no Default of the type set forth in clauses (a) through (d) of Section 8.1.9 or any other Event of Default has occurred and is continuing or would occur as a result of, and after giving effect thereto, KIL or any of its Restricted Subsidiaries may purchase all or substantially all of the assets (or of any division or line of business thereof) or all of the capital stock of any Person if permitted (without duplication) by Section 7.2.7 to be made as a Capital Expenditure or if permitted as an Investment pursuant to clause (e) or (f) of Section 7.2.5; and

(c)           any Restricted Subsidiary that is not a Guarantor, a Borrower, a Significant Subsidiary or a Quasi-Restricted Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, any other Restricted Subsidiary, a Guarantor or any other Person.

SECTION 7.2.11.  Asset Dispositions, etc.  KIL will not, and will not permit any of its Restricted Subsidiaries to sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights (collectively referred to as a “Disposition”), with respect to, any assets of KIL or any Restricted Subsidiary (including accounts receivable and capital stock of Restricted Subsidiaries) to any Person, unless: (a) such Disposition is of all or substantially all of the Core Assets (or of any interest therein, including the ownership interest in the Person holding title to such Core Asset or any real property upon which any Core Asset is situated) and the prior written consent of all Lenders (which may be granted or withheld in their sole discretion) shall have been obtained; (b) such Disposition is of the Relinquishment Agreement or the Omnibus Termination Agreement (or any interest therein, including the ownership interest in the Person(s) holding title to the Relinquishment Agreement or the Omnibus Termination Agreement) and the prior written consent of the Required Lenders (which may be granted or withheld in their sole discretion) shall have been obtained (and in the event of such a Disposition, all representations, covenants and other provisions in this Agreement which relate to the agreements so disposed of will be deemed to be removed from this Agreement and the other Loan Documents); (c) such Disposition is of any real property contiguous to Core Assets (or of any interest therein, including the ownership interest in the Person holding title to such real property or any real property upon which Core Assets are situated) and the terms of such Disposition do not contain any restrictions, agreements or covenants that will interfere in any material adverse respect with access to or the operations of any Core Assets; (d) such Disposition is not a disposition described in clauses (a) through (c) above; and (e) in the case of any Disposition (including those described in the preceding clauses (a) through (d)), the Net Cash Proceeds (as such term is defined in the Existing Indentures) thereof are applied in conformity with the provisions of the Existing Indentures and, to the extent applicable, Section 2.2.2.  So long as no Event of Default shall then be continuing, upon a Disposition permitted by this Section, (i) the Lien in favor of the Secured Parties upon the assets so sold, transferred, leased, contributed or conveyed shall automatically terminate and be released, and (ii) if the assets so sold, transferred, leased, contributed or conveyed are shares of capital stock of a Restricted Subsidiary, then the Guaranty and Security Agreement, if any, executed by such Restricted Subsidiary shall automatically terminate and the obligations of, and the Lien in favor of the Secured Parties upon the assets of, such Restricted Subsidiary shall automatically terminate and be released and the Restricted Subsidiary shall have no further obligations thereunder, and in each case the Administrative Agent and the Lenders shall execute, acknowledge, and deliver such acts, assurances, amendments to the Guaranty and Security Agreement, and such other instruments and documents necessary to give effect to the foregoing.

SECTION 7.2.12.  Modification of Certain Agreements.  KIL will not, and will not permit any of its Restricted Subsidiaries to, agree to or, in the case of the Relinquishment Agreement, vote in favor of, any material amendment or other modification to the Relinquishment Agreement, the Omnibus Termination Agreement, or (to the extent not restricted by law) permit the Relinquishment Agreement or the Omnibus Termination Agreement to be amended if the result thereof would have a material adverse effect on the Lenders; it being acknowledged and agreed by the parties hereto that any amendment or other modification which would have the effect of (i) reducing any fees paid to KIL or any Restricted Subsidiary under the Relinquishment Agreement, (ii) shortening the term of the Relinquishment Agreement or (iii) allowing the fees or other amounts payable under the Relinquishment Agreement to be paid to any Person or Persons other than TCA, KIL or a Guarantor, shall, in each case, be deemed to have a material adverse effect on the Lenders.

SECTION 7.2.13.  Modification of Subordinated Debt Documents.  Without the prior written consent of the Required Lenders, KIL will not, and will not permit any of its Restricted Subsidiaries to, consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Subordinated Debt (including any Subordinated Note Indenture or any of the Subordinated Notes), or any guarantees delivered in connection with any Subordinated Debt (collectively, the “Restricted Agreements”), or make any payment in order to obtain an amendment thereof or change thereto, if the effect of such amendment, supplement, modification or change is to (i) increase the principal amount of, or increase the interest rate on, or add or increase any fee with respect to such Subordinated Debt or any such Restricted Agreement, advance any dates upon which payments of principal or interest are due thereon or change any of the covenants with respect thereto in a manner which is more restrictive to KIL or any of its Restricted Subsidiaries or (ii) change any event of default or condition to an event of default with respect thereto, change the redemption, prepayment or defeasance provisions thereof or change the Subordination Provisions thereof.

SECTION 7.2.14.  Assets/Revenues in Other than Significant Subsidiaries and Guarantors.  KIL will not permit more than (a) (i) 15%, at all times prior to the creation of any Quasi-Restricted Subsidiaries and (ii) 20%, at all times following the creation of any Quasi-Restricted Subsidiaries, in each case, of the consolidated revenues of KIL and its Subsidiaries during any Fiscal Quarter or (b) (i) 15%, at all times prior to the creation of any Quasi-Restricted Subsidiaries and (ii) 20%, at all times following the creation of any Quasi-Restricted Subsidiaries, in each case, of the consolidated assets of KIL and its Subsidiaries at the end of any Fiscal Quarter, to be generated or owned by other than the Borrowers, Significant Subsidiaries or other Guarantors.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1.  Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1.  Non-Payment of Obligations.  Any Borrower shall default (i) in the payment or prepayment when due of any principal on any Credit Extension or repayment of any Reimbursement Obligation, or (ii) in the payment when due of any interest on any Credit Extension or any commitment fee (and such default shall continue unremedied for a period of three Business Days), or (iii) in the payment of any other Obligation (and such default shall continue unremedied for a period of 15 days following the submission of an invoice to the relevant Borrower and KIL in respect of such other Obligation).

SECTION 8.1.2.  Breach of Warranty.  The representations and warranties of KIL or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of any Obligor to the Administrative Agent, the Issuer or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

SECTION 8.1.3.  Non-Performance of Certain Covenants and Obligations.  Any Borrower shall default in the due performance and observance of any of its obligations under Sections 7.1.1, 7.1.4, 7.1.6, 7.1.7 or 7.2.

SECTION 8.1.4.  Non-Performance of Other Covenants and Obligations.  Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the relevant Obligor and KIL by the Administrative Agent.

SECTION 8.1.5.  Default on Other Indebtedness.  A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Borrower or any Significant Subsidiary having a principal amount, individually or in the aggregate, in excess of $40,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness of any Borrower or any Significant Subsidiary which results in the acceleration of the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness of any Borrower or any Significant Subsidiary, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

SECTION 8.1.6.  Judgments.  Any judgment or order for the payment of money individually or in the aggregate in excess of $40,000,000 (exclusive of any amounts fully covered by insurance (other than self-insurance) and less any applicable deductible and as to which the insurer has not disputed its responsibility to cover such judgment or order) shall be rendered against the Borrowers, any Significant Subsidiary or any Quasi-Restricted Subsidiary and such judgment or order shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION 8.1.7.  Pension Plans.  Any of the following events shall occur with respect to any Pension Plan:

(a)           the institution of any steps by any Borrower, any member of their respective Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, that would be secured under existing law or otherwise prior to or pari passu with the Secured Parties, in an amount in excess of $40,000,000; or

(b)           a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA for an amount in excess of $40,000,000.

SECTION 8.1.8.  Change in Control.  Any Change in Control shall occur.

SECTION 8.1.9.  Bankruptcy, Insolvency, etc.  Any Borrower or any of their respective Significant Subsidiaries or Quasi-Restricted Subsidiaries or any Obligor shall:

(a)           become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(b)           apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)           in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that each such Person hereby expressly authorizes the Administrative Agent, the Issuer and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any such Person, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that each such Person hereby expressly authorizes the Administrative Agent, the Issuer and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)           take any action authorizing or effecting any of the foregoing.

SECTION 8.1.10.  Impairment of Security, etc.  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in any material part, terminate, cease to be effective in any material respect or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto in any material respect; KIL or any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in any material part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

SECTION 8.1.11.  Amendments to, or Termination of, Certain Agreements.  Subject to Section 7.2.11(b), the Relinquishment Agreement or the Omnibus Termination Agreement shall, in whole or in part, be amended, supplemented, modified, terminated, cease to be effective or cease to be the legally valid, binding and enforceable obligation in any material respect of any party thereto, in each case if the effect of such amendment, supplement, modification, termination or other action, has a Material Adverse Effect.

SECTION 8.1.12.  Loss of Bahamian Approvals.  The approval of the Exchange Control of The Central Bank of the Commonwealth of The Bahamas with respect to this Agreement or the Notes delivered by KIBL or KIL, and the undertaking to make available to KIBL or KIL and the other Obligors such foreign exchange as may be necessary to enable KIBL or KIL and the other Obligors to fulfill their payment obligations in Dollars, ceases to be in full force and effect and KIBL or KIL shall fail to renew the same within 120 days or alternative arrangements shall not have been made by KIBL or KIL for payment of the Obligations in Dollars.

SECTION 8.1.13.  Loss or Revocation of Casino License.  Any Casino License (or the aggregated number of licenses in the case of clause (ii) of the definition of “Casino Licenses”) is revoked, suspended, rescinded, denied or not renewed when required in accordance with its terms and as a result the casino or casinos governed thereby are not able to operate for a period of 30 or more days.

SECTION 8.1.14.  Loss of Property; Change in Management.  KIBL or any Obligor that is a Significant Subsidiary or any material part of the revenues or assets of KIBL, such Obligors or the Bahamas Property (as the case may be) is seized, nationalized, expropriated or compulsorily purchased or any applicable authority resolves to make an order for such seizure, nationalization, expropriation or compulsory purchase (and, in the case of an Obligor that is a Significant Subsidiary, such order shall not have been vacated, discharged, stayed or bonded pending appeal within 30 Business Days from the date of issuance thereof) or the management of KIBL or such Obligor is wholly or partially displaced or its authority in the conduct of its business is wholly or partially curtailed and in each case such action would reasonably be expected to have a Material Adverse Effect.

SECTION 8.1.15.  Failure of Subordination.  The subordination provisions relating to any Subordinated Note Indenture or contained in any Subordinated Notes (the “Subordination Provisions”) shall fail to be enforceable by the Lender Parties (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, Reimbursement Obligation or other monetary Obligations shall fail to constitute Senior Indebtedness, “Senior Debt” or the same (or any other similar) term used to define the monetary Obligations; or any Subordinated Debt Issuer (or guarantor of any Subordinated Debt) shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Lender Parties.

SECTION 8.2.  Action if Bankruptcy.  If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3.  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

ARTICLE IX

AGENTS

SECTION 9.1.  Actions.  Each Lender and the Issuer hereby appoint JPMCB as its Administrative Agent under and for purposes of this Agreement and each other Loan Document.  Each Lender and the Issuer authorize the Administrative Agent to act on behalf of the Issuer or Lender under this Agreement and each other Loan Document as Administrative Agent and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Each Lender and the Issuer hereby indemnify (which indemnity shall survive any termination of this Agreement) the Administrative Agent according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent is not reimbursed by an Obligor; provided, however, that no Lender or Issuer shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent shall not be required to take, or omit to take, any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2.  Funding Reliance, etc.  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender severally and each Borrower jointly and severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the applicable Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

SECTION 9.3.  Exculpation.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its obligations hereunder or under any other Loan Document.  Any such inquiry which may be made by the Administrative

Agent shall not obligate it to make any further inquiry or to take any action.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4.  Successor.  The Administrative Agent may resign as such at any time upon at least 60 days’ prior notice to KIL and all Lenders.  If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which, with the prior written consent of KIL, not to be unreasonably withheld or delayed, shall thereupon become the Administrative Agent hereunder.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of (i) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and (ii) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5.  Loans by Administrative Agent.  The Administrative Agent shall have the same rights and powers with respect to (x) the Credit Extensions made by either of them or any of their respective Affiliates, and (y) the Notes held by either of them or any of their respective Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent.  The Administrative Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of KIL as if such Agent were not the Administrative Agent hereunder, including being a counterparty to a Rate Protection Agreement.

SECTION 9.6.  Credit Decisions.  Each Lender acknowledges that it has, independently of each Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, this Agreement, the other Loan Documents and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment.  Each Lender also acknowledges that it will, independently of each Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 9.7.  Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by any Borrower pursuant to the terms of this Agreement unless concurrently delivered to the Lenders by a Borrower.  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from each Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.

SECTION 9.8.  Administrative Agent Independent Rights.  Each of the parties hereto hereby agrees that (i) the Administrative Agent will be a joint and several creditor of each and every Obligation of each Borrower and the Obligors under the Credit Agreement and each other Loan Document, (ii) subject to the provisions hereof, the Administrative Agent shall have its own independent right to demand performance by a Borrower and each other Obligor of the Obligations under this Agreement and each other Loan Document and (iii) any payments made directly to the Administrative Agent in respect of the Obligations shall have been deemed to have been made by such Borrower or such other Obligor for the benefit of the Lender Parties.

SECTION 9.9.  The Syndication Agent, the Co-Documentation Agents and the Co-Lead Arrangers.  Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, none of the Syndication Agent, the Co-Documentation Agents or the Co-Lead Arrangers, in such capacities, shall have any rights, duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Loan Document or otherwise exist against any Syndication Agent, Co-Documentation Agent or Co-Lead Arranger.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1.  Waivers, Amendments, etc.  The provisions of this Agreement and of each other Loan Document (other than the Fee Letters or a Rate Protection Agreement) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders (except as permitted in accordance with clause d of Section 2.2.3); provided, however, that no such amendment, modification or waiver which would:

(a)           modify any requirement hereunder that any particular action be taken by all the Lenders shall be effective unless consented to by each Lender;

(b)           modify this Section 10.1, decrease the percentage contained in the definition of “Required Lenders”, release (i) all or substantially all collateral security or (ii) all or substantially all of the Guarantors from their obligations under the Guarantees or under Section 3.4, except as otherwise specifically provided in any Loan Document, or extend the Commitment Termination Date shall be made without the consent of each Lender (it being agreed that no consent need be obtained in the case of the release of collateral in accordance with Section 7.2.11);

(c)           increase the aggregate amount of Credit Extensions required to be made by or participated in by a Lender, reduce any fees described in Article III payable to a Lender, extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan (other than the rate of interest on any amounts past due under Section 3.2.2) of a Lender shall be made without the consent of such adversely affected Lender;

(d)           increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(e)           modify Section 3.1.2 without the consent of the Swingline Lender;

(f)            affect adversely the interests, rights or obligations of any Agent in its capacity as an Agent or the Issuer in its capacity as the Issuer shall be made without consent of such Agent or the Issuer or the Swingline Lender in its capacity as Swingline Lender, as the case may be; or

(g)           waive payment defaults shall be made without the consent of each Lender.

No failure or delay on the part of any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any Borrower or any other Obligor in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2.  Notices.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when received.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by such Person in writing; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.3.  Payment of Costs and Expenses.  The Borrowers jointly and severally agree to pay on demand all expenses of the Administrative Agent (including reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with:

(a)           the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b)           the filing, recording, refiling or rerecording of any Collateral Document and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Collateral Document or any other Loan Document; and

(c)           the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrowers further jointly and severally agree to pay, and to save the Administrative Agent, the Issuer and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions hereunder, or the issuance of the Notes or any other Loan Documents.  The Borrowers also jointly and severally agree to reimburse the Administrative Agent, the Issuer and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses) incurred by the Administrative Agent, the Issuer or such Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4.  Indemnification.  In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitment, the Borrowers hereby jointly and severally indemnify, exonerate and hold each of the Administrative Agent, the Swingline Lender, the Issuer, the Co-Lead Arrangers, the Syndication Agent, the Co-Documentation Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a)           any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

(b)           the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties, so long as the same shall not have constituted a breach thereof by such Indemnified Party (including any action brought by or on behalf of any Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension);

(c)           any investigation, litigation or proceeding related to any acquisition or proposed acquisition by KIL or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, the Issuer or such Lender is party thereto;

(d)           any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by KIL or any of its Subsidiaries of any Hazardous Material; or

(e)           the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by KIL or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, KIL or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers jointly and severally hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 10.5.  Survival.  The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.  The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 10.6.  Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7.  Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8.  Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when (i) counterparts hereof executed on behalf of the Borrowers, the Issuer, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to KIL and each Lender, (ii) the conditions precedent set forth in Section 5.1 shall have been satisfied or waived in full, and (iii) the Administrative Agent (or, in the case of amounts payable under the Fee Letters, the applicable Lender) shall have received for its own account, or for the account of such Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

SECTION 10.9.  Governing Law; Entire Agreement.  THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT (OTHER THAN THE FOREIGN PLEDGE AGREEMENTS, THE MORTGAGES AND THE DEBENTURES) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  This Agreement and the other Loan Documents (including the Fee Letters) constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Debentures or the Mortgages the terms and conditions of this Agreement shall prevail.

SECTION 10.10.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a)           neither any Borrower nor any other Obligor may assign or transfer its rights or obligations hereunder without the prior written consent of all Lenders; and

(b)           the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

SECTION 10.11.  Sale and Transfer of Loans and Note; Participations in Loans and Note.  Each Lender may assign, or sell participations in, its Loans, Letters of Credit participations and Commitment to one or more other Persons in accordance with this Section 10.11.

SECTION 10.11.1.  Assignments.  (a)  Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (i) be assigned in any amount to another Lender or to an Affiliate or Approved Fund of the assigning Lender or another Lender with the giving of notice to the Borrowers and the Administrative Agent or (ii) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee (treating any two or more Approved Funds with the same investment advisor as a single Eligible Assignee) (each such assignee in clauses (i) and (ii) being an “Assignee Lender”) with the giving of notice to the Borrowers and with the consent of the Borrowers (unless an Event of Default has occurred and is continuing), the Issuer (other than an assignment of a Term Loan Commitment) and the Administrative Agent (which consent of the Borrowers, the Issuer and the Administrative Agent shall not be unreasonably withheld or delayed), provided that, in the case of any assignment to an Affiliate or Approved Fund of the assigning Lender, the Borrowers and Guarantors shall not be required to pay any amount under Section 4.3, 4.4, 4.5 or 4.6 that is greater than the amount which it would have been required to pay had no assignment to an Affiliate or Approved Fund been made.  To the extent of any such assignment in accordance with either clause (i) or (ii) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned.  The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 (provided that (i) no such processing and recordation fee shall be payable if the Assignee Lender is an Affiliate of the assignor or a Person under common management with the assignor, and (ii) only one such fee shall be required in connection with a simultaneous assignment to a group of Approved Funds with the same investment advisor) and such forms (including an administrative questionnaire if the Assignee Lender was not previously a Lender), certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the Assignee Lender under such Lender Assignment Agreement may be required to deliver to the Borrowers and the Administrative Agent pursuant to Section 4.6 (with a copy of such forms, certificates or other evidence delivered to the Borrowers).  Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Lender Assignment Agreement, (y) the Assignee Lender thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Lender Assignment Agreement, relinquish its rights (other than any rights which expressly survive the termination of this Agreement) and be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuer with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of the Issuer with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder).  The Commitments hereunder shall be modified to reflect the Commitment of such Assignee Lender and any remaining Commitment of such assigning Lender and the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the Assignee Lender and/or the assigning Lender, be issued to the

Assignee Lender and/or the assigning Lender, to reflect the new Commitments and/or outstanding Loans of the Assignee Lender and/or the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.11.1(a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.11.2.

(b)           Upon its receipt of a Lender Assignment Agreement executed by an assigning Lender and an Assignee Lender representing that it is an Eligible Assignee, together with the processing and recordation fee (if so required) referred to in Section 10.11.1(a) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such Assignee Lender may be required to deliver to the Administrative Agent pursuant to Section 4.6, the Administrative Agent shall, if the Administrative Agent (and if necessary, the Borrower) has consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.11.1(a)), (a) accept such Lender Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the Borrowers.  The Administrative Agent shall maintain a copy of each Lender Assignment Agreement delivered to and accepted by it as provided in this Section 10.11.1(b).

(c)           If the consent of the Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.11.1(a)), the Borrowers shall be deemed to have given their consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers prior to such fifth Business Day.

(d)           Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of any Borrower or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

SECTION 10.11.2.  Participations.  Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of the Loans, Loan Commitment, Letter of Credit Commitment and Letter of Credit Outstandings participated in by it, or other interests of such Lender hereunder; provided, however, that:

(a)           no participation contemplated in this Section 10.11 shall relieve such Lender from its Commitment or its other obligations hereunder or under any other Loan Document;

(b)           such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;

(c)           each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)           no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, and no Lender shall take or refrain from taking any action hereunder or under any other Loan Document upon the instruction or in accordance with the direction of any Participant except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (b) or (c) of Section 10.1; and

(e)           no Obligor shall be required to pay any amount under Section 4.3, 4.4, 4.5, or 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

(f)            Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrowers solely for the purpose of this Section 10.11.2, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

Each Obligor acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender.

SECTION 10.12.  Other Transactions.  Nothing contained herein shall preclude any Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with KIL or any of its Affiliates in which KIL or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.13.  Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY AGENT, THE ISSUER, THE LENDERS, OR THE OBLIGORS SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  EACH

BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, 13th FLOOR, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE, ON SUCH PERSON’S BEHALF AND ON BEHALF OF SUCH PERSON’S PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH PERSON IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.  AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT SUCH BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 10.14.  Waiver of Jury Trial.  EACH AGENT, THE ISSUER, THE LENDERS, EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE ISSUER, THE LENDERS OR THE BORROWERS.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE ISSUER, AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

SECTION 10.15.  Judgment Currency.  The Obligations of each Borrower and each other Obligor in respect of any sum due to any Lender or the Administrative Agent hereunder, under the Notes or under or in respect of any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Lender or the Administrative Agent, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency.  If the amount of Original Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, each Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify each Lender and the Administrative Agent, as the case may be, against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to such Lender and the Administrative Agent, as the case may be, each Lender and the Administrative Agent agree to remit any excess to the applicable Obligor.  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under any Loan Document in another currency into Dollars or into a Foreign Currency, as the case may be, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Secured Party could purchase such other currency with Dollars or with such Foreign Currency, as the case may be, in New York City, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

SECTION 10.16.  Confidentiality.  Each of the Lenders and the Agents shall keep confidential all non-public information obtained pursuant to the requirements of or in connection with this Agreement which has been identified as such by KIL in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices.  Subject to Sections 10.11.1 and 10.11.2, such Lenders and Agents may make disclosure (i) to prospective Assignee Lenders or Participants in connection with the contemplated assignment or participation of all or any part of their Loans and Commitment so long as any such information so disclosed is identified as confidential and such prospective Assignee Lender or Participant is instructed to maintain the confidentiality thereof, (ii) to their examiners, Subsidiaries, outside auditors, counsel and other professional advisors in connection with this Agreement and (iii) as required or requested by any governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender or Agent, as the case may be, shall endeavor to notify KIL of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by any Obligor.

SECTION 10.17.  Schedules.  The information set forth in the Schedules (including the Disclosure Schedule) to this Agreement is qualified in its entirety by reference to the specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the party to which such Schedules relate except as and to the extent provided in this Agreement.  Inclusion of information in the Schedules shall not be construed as an admission that such information is material for purposes of the specific provisions of this Agreement to which such information relates.  Information included in the Schedules that is not required to be so included under the specific provisions of this Agreement shall be deemed to be included for information purposes only and information of a similar nature need not be included elsewhere, at the discretion of the party providing such information.  Any information disclosed by a party in any Schedule shall be deemed to be disclosed in all the Schedules of such party and for all purposes under this Agreement to the extent the specific provisions of this Agreement require such disclosure.

SECTION 10.18.  Replacement of Lenders.  Each Lender or the ultimate parent company thereof may be rated by S&P, Moody’s or Thompson’s Bank Watch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)).  If a proposed Assignee Lender or its ultimate parent entity is not so rated, then the Borrowers may withhold their consent to any assignment to such Assignee Lender pursuant to Section 10.11.1.  In the event that S&P, Moody’s or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of any rated Lender or its ultimate parent company, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then the Issuer and KIL shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in Section 10.11.1, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.11.1) all its interests, rights and obligations in respect of its Commitments, outstanding Loans and participating interest in Letter of Credit Outstanding under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any governmental authority, (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made, and Letters of Credit participated in, by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder and (iii) KIL and the Issuer agree that the certificate of deposit rating and long-term senior unsecured debt rating of each Lender or the ultimate parent company thereof that is a signatory to this Agreement on the Effective Date (or, if no such rating is available, the “individual” rating by IBCA Limited (and, if neither rating is available for such original Lender, then such rating of the parent holding company of such Lender)) is acceptable, and following the Effective Date such Lender shall be subject to this Section only if the applicable rating is downgraded below that in effect on the Effective Date.

SECTION 10.19.  Effect of Amendment and Restatement of the Existing Credit Agreement.  On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety.  The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and which remain outstanding, (b) such “Obligations” are in all respects continuing (as amended and restated hereby and which are hereinafter subject to the terms herein) and (c) the Liens and security interests as granted under the applicable Loan Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect

(as assigned to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Loan Documents).

SECTION 10.20.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent as applicable, to identify the Borrowers in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

KERZNER INTERNATIONAL BAHAMAS LIMITED

By:	/s/ John R. Allison
	Name:	John R. Allison
	Title:	Executive Vice President – Finance
and Chief Financial Officer

Address:		Executive Offices
Coral Towers
Paradise Island,
The Bahamas

Facsimile No.: (242) 363-2767

Attention: John R. Allison, Richard Levine and Giselle Pyfrom

KERZNER INTERNATIONAL LIMITED

By:	/s/ John R. Allison
	Name:	John R. Allison
	Title:	Executive Vice President – Finance
and Chief Financial Officer

Address:		Executive Offices
Coral Towers
Paradise Island,
The Bahamas

Facsimile No.: (242) 363-2767

Attention: John R. Allison, Richard Levine and Giselle Pyfrom

KERZNER INTERNATIONAL NORTH AMERICA, INC.

By:	/s/ John R. Allison
Name:	John R. Allison
Title:	Executive Vice President – Finance
and Chief Financial Officer

Address:	Executive Offices
1000 South Pine Island Road
Suite 800
Plantation, Fl 33324-3907

Facsimile No.:

Attention:	John R. Allison

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, a Co-Documentation Agent and as a Lender

By:	/s/ Donald S. Shokrian
	Name:	Donald S. Shokrian
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
as the Syndication Agent

By:	/s/ A. Drew Goldman
	Name:	A. Drew Goldman
	Title:	Managing Director

By:	/s/ Richard Gaullin
	Name:	Richard Gaullin
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By:	/s/ Steven P. Lapham
	Name:	Steven P. Lapham
	Title:	Managing Director

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

BEAR STEARNS CORPORATE LENDING INC.,
as a Co-Documentation Agent and as a Lender

By:	/s/ Keith C. Barnish
	Name:	Keith C. Barnish
	Title:	Executive Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Co-Documentation Agent and as a Lender

By:	/s/ Walter A. Jackson
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

MERRILL LYNCH CAPITAL CORPORATION,
as a Co-Documentation Agent and as a Lender

By:	/s/ Michael E. O’Brien
	Name:	Michael E. O’Brien
	Title:	Vice President

LENDERS:

CIBC, INC.

By:	/s/ Dean J. Decker
	Name:	Dean J. Decker
	Title:	Managing Director CIBC World
Markets Corp., AS AGENT

HSBC BANK USA, NA

By:	/s/ Alan Vitulich
	Name:	Alan Vitulich
	Title:	Vice President

EXPORT DEVELOPMENT CANADA

By:	/s/ James Babbitt
	Name:	James Babbitt
	Title:	Financial Services Manager

By:	/s/ David Gauthier
	Name:	David Gauthier
	Title:	Financial Services Manager

BARCLAYS BANK PLC

By:	/s/ Allison McGuigan
	Name:	Allison McGuigan
	Title:	Associate Director

WACHOVIA BANK, NA

By:	/s/ Andy L. Welicky
	Name:	Andy L. Welicky
	Title:	Assistant Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Donald Schubert
	Name:	Donald Schubert
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ David Apps
	Name:	David Apps
	Title:	Managing Director

CITY NATIONAL BANK OF FLORIDA

By:	/s/ Amelia C. Rodriguez
	Name:	Amelia C. Rodriguez
	Title:	Vice President

THE CIT GROUP/EQUIPMENT FINANCING, INC.

By:	/s/ Steven K. Reedy
	Name:	Steven K. Reedy
	Title:	Vice President

BANK OF SCOTLAND

By:	/s/ Karen Welch
	Name:	Karen Welch
	Title:	Assistant Vice President

SCOTIABANK (BAHAMAS) LTD.

By:	/s/ Minna Israel
	Name:	Minna Israel
	Title:	Managing Director

CALYON NEW YORK BRANCH

By:	/s/ F. Frank Herrera
	Name:	F. Frank Herrera
	Title:	Director

By:	/s/ Gill Realon
	Name:	Gill Realon
	Title:	Director

ABU DHABI COMMERCIAL BANK

By:	/s/ Seumas Gallacher
	Name:	Seumas Gallacher
	Title:	Head, Corporate Banking Group

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.	Defined Terms

Section 1.2.	Use of Defined Terms

Section 1.3.	Cross-References

Section 1.4.	Accounting and Financial Determinations

ARTICLE II	COMMITMENTS, BORROWING PROCEDURES, NOTES AND LETTERS OF CREDIT

Section 2.1.	Amendment and Restatement; Commitments

Section 2.2.	Reduction/Increase of Commitment Amount

Section 2.3.	Borrowing Procedure

Section 2.4.	Continuation and Conversion Elections

Section 2.5.	Funding

Section 2.6.	Letter of Credit Issuance Procedures

Section 2.7.	Currency Fluctuation, etc

Section 2.8.	Notes

Section 2.9.	Register

ARTICLE III	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1.	Repayments and Prepayments

Section 3.2.	Interest Provisions

Section 3.3.	Fees

Section 3.4.	Guaranty Provisions

ARTICLE IV	CERTAIN LIBO RATE AND OTHER PROVISIONS

Section 4.1.	LIBO Rate Lending Unlawful

Section 4.2.	Deposits Unavailable

Section 4.3.	Increased LIBO Rate Loan Costs, etc

Section 4.4.	Funding Losses

Section 4.5.	Increased Capital Costs

Section 4.6.	Taxes

Section 4.7.	Payments, Computations, etc

Section 4.8.	Sharing of Payments

Section 4.9.	Setoff

Section 4.10.	Defaulting Lender

Section 4.11.	Replacement Lender

ARTICLE V	CONDITIONS TO EFFECTIVENESS

Section 5.1.	Effectiveness

Section 5.2.	All Credit Extensions

ARTICLE VI	REPRESENTATIONS AND WARRANTIES

Section 6.1.	Organization, etc

Section 6.2.	Due Authorization, Non-Contravention, etc

Section 6.3.	Government Approval, Regulation, etc

Section 6.4.	Validity, etc

Section 6.5.	Financial Information

Section 6.6.	No Material Adverse Change

Section 6.7.	Litigation, Labor Controversies, etc

Section 6.8.	Subsidiaries

Section 6.9.	Ownership of Properties

Section 6.10.	Taxes

Section 6.11.	Pension and Welfare Plans

Section 6.12.	Environmental Warranties

Section 6.13.	Regulations U and X

Section 6.14.	Accuracy of Information

Section 6.15.	Protection under Security Instruments

Section 6.16.	Insurance

Section 6.17.	Seniority of Obligations, etc

ARTICLE VII	COVENANTS

Section 7.1.	Affirmative Covenants

Section 7.2.	Negative Covenants

ARTICLE VIII	EVENTS OF DEFAULT

Section 8.1.	Events of Default

Section 8.2.	Action if Bankruptcy

Section 10.18.	Replacement of Lenders

Section 10.19.	Effect of Amendment and Restatement of the Existing Credit Agreement

Section 10.20.	USA PATRIOT Act Notice

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Debentures
SCHEDULE III	-	Existing Letters of Credit
SCHEDULE IV	-	Commitments

EXHIBIT A-1	-	Form of Note
EXHIBIT A-2	-	Form of Swingline Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Lender Assignment Agreement
EXHIBIT E	-	Form of Borrower Effective Date Certificate
EXHIBIT F	-	Form of Compliance Certificate
EXHIBIT G	-	Form of Affirmation and Consent
EXHIBIT H	-	Form of Solvency Certificate
EXHIBIT I	-	Conformed Copy of Borrower Security Agreement
EXHIBIT J	-	Conformed Copy of Subsidiary Security Agreement
EXHIBIT K	-	Conformed Copy of KIBL Pledge Agreement
EXHIBIT L	-	Conformed Copy of KIL Pledge Agreement
EXHIBIT M	-	Conformed Copy of KINA Pledge Agreement
EXHIBIT N	-	Conformed Copy of Subsidiary Pledge Agreement
EXHIBIT O	-	Conformed Copy of Guaranty
EXHIBIT P	-	Form of Section 4.6(c) Certificate